U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BLASTGARD INTERNATIONAL, INC.

(Name of small business issuer as specified in its charter)

Colorado	2899	84-1506325
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	I.R.S. Employer Identification No.

12900 Automobile Blvd., Suite D, Clearwater, Florida 33762

(Address and telephone number of principal executive offices)

12900 Automobile Blvd., Suite D, Clearwater, Florida 33762

(Address of principal place of business or intended principal place of business)

Michael J. Gordon, 12900 Automobile Blvd., Suite D, Clearwater, FL 33762 (727) 592-9400

(Name, address and telephone number of agent for service)

Copies to:

Troy Young, Esq.

Futro & Associates, P.C.

1401 Seventeenth Street, Suite 1150

Denver, Colorado 80202

phone (303) 295-3360

facsimile: (303) 295-1563

Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Security (n1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.001 par (n2)	958,201	$1.93	$1,849,327.93	$217.67
Common Stock, $.001 par (n3)	556,170	$2.09	$1,162,395.30	$136.81
Common Stock, $.001 par (n4)	146,969	$3.00	$440,907.00	$51.89
Common Stock, $.001 par (n5)	1,420,000	1.93	2,740,600.00	322.57
Total	3,081,340		$6,193,230.23	$728.94

(n1)	In accordance with Rule 457(c), the aggregate offering price of shares of common stock of BlastGard International, Inc. is estimated solely for purposes of calculating the registration fees payable pursuant hereto, as determined in accordance with Rule 457(c), using the average of the high and low sales price reported by the OTC Bulletin Board for the Common Stock on December 13, 2004, which was $1.93 per share, and, with respect to shares of common stock issuable upon exercise of outstanding warrants or conversion of outstanding notes, the higher of (1) such average sales price or (2) the exercise price of such warrants or the conversion price of such notes.

(n2)	Represents outstanding shares of common stock held by certain selling securityholders.

(n3)	Represents shares of common stock issuable upon the exercise of common stock purchase warrants held by certain selling securityholders at an exercise price of $2.09 per share.

(n4)	Represents shares of common stock issuable upon the exercise of common stock purchase warrants held by certain selling securityholders at an exercise price of $3.00 per share.

(n5)	Represents up to 1,420,000 shares of common stock issuable upon conversion of principal and interest on secured convertible notes held by certain selling securityholders. Pursuant to the agreement with the note holders, the number of shares being registered represents 150% of the number of shares of common stock issuable upon conversion in full of the principal of the notes at a conversion price of $1.50 per share.

The company hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the company shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

PROSPECTUS

BLASTGARD INTERNATIONAL, INC.

The Resale of Up to 3,081,340 Shares of Common Stock

The selling price of the shares will be determined by market factors at the time of their resale.

This prospectus relates to the resale by the selling securityholders of up to 3,081,340 shares of common stock. The selling securityholders may sell the stock from time to time in the over-the-counter market at the prevailing market price or in negotiated transactions.

We will receive no proceeds from the sale of the shares by the selling shareholders. However, we have received proceeds from the sale of shares that are presently outstanding. In addition, we may receive additional proceeds from the exercise of warrants held by selling securityholders.

Our common stock is quoted on the over-the-counter Electronic Bulletin Board under the symbol BLGA.

Investing in the common stock involves a high degree of risk. You should invest in the common stock only if you can afford to lose your entire investment. See “ Risk Factors” beginning on page 3 of this prospectus.

Please read this prospectus carefully. It describes our company, finances, products and services. Federal and state securities laws require that we include in this prospectus all the important information that you will need to make an investment decision.

You should rely only on the information contained or incorporated by reference in this prospectus to make your investment decision. We have not authorized anyone to provide you with different information. The selling shareholders are not offering these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2004

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider before investing in the common stock. You should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements and related notes.

Unless the context otherwise requires, the terms “we,” “our,” “us,” “Company” and “BlastGard” refer to BlastGard International, Inc., a Colorado corporation. Our principal offices are located at 12900 Automobile Blvd., Suite D, Clearwater, Florida 33762. Our telephone number is (727) 592-9400. The address of our website is www.blastgardintl.com. Information contained on our website is not a part of this prospectus.

The Offering

Securities Offered	Up to 3,081,340 shares of Common Stock.

Offering Price	The shares being registered hereunder are being offered by the selling securityholders from time to time at the then current market price.

Dividend Policy	BlastGard International, Inc. does not anticipate paying dividends on its Common Stock in the foreseeable future.

Use of Proceeds	The shares offered herein are being sold by the selling securityholders and as such, BlastGard International, Inc. will not receive any of the proceeds of the offering (see, “Use of Proceeds” section).

Material Risk Factors	This offering involves a high degree of risk, elements of which include possible lack of profitability, competition, death or incapacity of management and inadequate insurance coverage. There is a risk to investors due to the speculative nature of this investment, historical losses from operations, a shortage of capital, lack of dividends, dilution factors, control by present shareholders and economic conditions in general. There is a material risk that we may have insufficient funding to engage in any or all of the proposed activities.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus and documents incorporated by reference contain forward-looking statements. Forward-looking statements relate to our future operations. They estimate the occurrence of future events and are not based on historical facts. Forward-looking statements may be identified by terms such as:

•	believes

•	intends

•	projects

•	forecasts

•	predicts

•	may

•	will

•	expects

•	estimates

•	anticipates

•	probable

•	continue

This list is not comprehensive. Similar terms, variations of those terms, and the negative of those terms may also identify forward-looking statements.

The risk factors discussed in this prospectus are cautionary statements. They identify some of the factors that could cause actual results to be significantly different from those predicted in the forward-looking statements. The forward-looking statements and documents incorporated by reference were compiled by BlastGard International, Inc. based upon assumptions it considered reasonable. These assumptions are subject to significant business, economic, and competitive uncertainties and contingencies, many of which are beyond our control. Therefore, forecasted and actual results will likely vary, and these variations may be material.

There can be no assurance that the statements, estimates, and projections contained in this prospectus will be achieved. Thus, we make no representation or warranty as to their accuracy or completeness. In addition, we cannot guarantee that any forecast in this prospectus will be achieved.

These forward-looking statements were compiled as of the date of this prospectus or the date of the documents incorporated by reference, as the case may be. We do not intend to update these statements, except as required by law. Therefore, you should evaluate them by considering any changes that may have occurred after the date these forward-looking statements appear.

We cannot guarantee the assumptions relating to the forward-looking statements or the documents incorporated by reference will prove to be accurate. Therefore, while these forward-looking statements contain our best good faith estimates as of the date of this prospectus, we urge you and your advisors to review these forward-looking statements, to consider the assumptions upon which they are based, and to ascertain their reasonableness.

RISK FACTORS

An investment in our common stock involves major risks. Before you invest in our common stock, you should be aware that there are various risks, including those described below. You should carefully consider these risk factors together with all of the other information included in this prospectus before you decide to purchase shares of our common stock.

We are a highly speculative investment. We have been operating at a loss since inception, and you cannot assume that our plans will either materialize or prove successful. There is no assurance that our operations will become profitable. In the event our plans are unsuccessful, you may lose all or a substantial part of your investment. For these and other reasons, the purchase of our stock must be considered a highly speculative investment.

Our auditors have a going concern qualification in their opinion contained in our audited consolidated financial statements which raises substantial doubt about our ability to continue as a going concern. We are still in the development stage and our operations are subject to all the risks inherent in the establishment of a new business enterprise. The likelihood of BlastGard’s success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the commercial exploitation of new business opportunities. There can be no assurance that our business will prove to be commercially feasible, successful or profitable.

We have incurred substantial losses from inception and we may never generate substantial revenues or be profitable in the future. We have generated net losses from inception, and have an accumulated deficit of $2,110,173 (unaudited) as of September 30, 2004. We can provide no assurances that our operations will generate substantial revenues or be profitable in the future. If we don’t achieve profitability, the market price for our common stock could decline significantly.

We will likely need additional capital and may not be able to obtain it. We will likely require additional financing to carry out its business plans over the next 12 months. No assurances can be given that public or private financing would be available to us or, if available, that such financing can be obtained on terms satisfactory to management.

If we are unable to compete effectively with our competitors, we will not be able to increase revenues or generate profits. The blast mitigation industry is highly competitive. Our ability to generate revenues and profitability is directly related to our ability to compete with our competitors. Currently, we believe that we have a competitive advantage because of our unique technology, our product performance, product mix and price. We face competition in our markets from competing technologies and direct competition from additional companies that may enter this market with greater financial resources than us. We can provide no assurances that we will be able to compete successfully in the future.

Our sales strategy may not be successful. Our primary sales focus is to distribute our products through strategic partners, direct sales and through information and education. We do not have a sales and marketing organization. Until that department is organized, additional personnel in place, trained, and equipped, substantial sales increases may not be realized.

We depend on existing management; no life insurance on key personnel is carried. Our future success depends in a significant part upon the continued service of certain key management personnel. Competition for such personnel is intense, and there can be no assurance that we can retain its key managerial personnel or that it can attract, assimilate or retain other highly qualified managerial personnel in the future. The loss of key personnel, especially if without advance notice, or the inability to hire or retain qualified personnel could have a material adverse effect upon our business, financial condition and result of operations. We do not currently maintain additional life insurance on the life of any of its key officers, directors, employees or consultants. To date, we have relied on management’s ability to raise capital through debt and equity private placement financings to fund our operations.

Our future depends on market acceptance of products. Our future is dependent upon the success of the current and future generations of one or more of the products we propose to sell. There can be no assurance that we can introduce any new products that, if introduced, will achieve market acceptance or allow us to achieve profitable operations.

Dependence on Outside Manufacturers and Suppliers. Currently, we intend to rely on outside suppliers for our products. There can be no assurance that these suppliers and manufacturers will be able to meet our cost and performance requirements in the future. In the event that any of our suppliers or manufacturers should become too expensive or suffer from quality control problems or financial difficulties, we would have to find alternative sources, which could disrupt our business and have an adverse effect on our financial condition.

Our need to obtain qualified personnel. The successful implementation of our business plan is dependent on successfully recruiting, training, and retaining qualified personnel in several key positions. Failure to attract qualified personnel could result in failure to meet our operating projections.

Our products may be subject to technological obsolescence. Considerable research is underway into blast mitigation. Discovery of another new technology could replace or result in lower than anticipated demand our products and could materially adversely effect our operations.

Patents and proprietary rights subject to uncertainty. We rely on a combination of patent applications, trademarks, copyright and trade secret laws, and confidentiality procedures to protect our intellectual property rights. There can be no assurance that any patent applications we have made will not be challenged and invalidated, that patents will issue from any of our pending applications or that any claims allowed from existing or pending patents will be of sufficient scope or strength or be issued in all countries where our products can be sold so as to provide meaningful protection or any commercial advantage to us. Competitors may also be able to design around our patents.

In all likelihood, we may not be able to pay cash dividends. The payment of cash dividends, if any, in the future rests within the discretion of its Board of Directors and will depend, among other things, upon our earnings, our capital requirements and our financial condition, as well as other relevant factors. We have not paid or declared any cash dividends upon our Common Stock since our inception and by reason of our present financial status and our contemplated future financial requirements does not contemplate or anticipate making any cash distributions upon our Common Stock in the foreseeable future.

We may not be able to secure indemnification and limitation of Directors’ liability. Our by-laws provide that the Company shall indemnify in the manner and to the extent permitted by law, any person (or that person’s testator or intestate successor) made or threatened to be made a party to any action or proceeding, whether domestic or foreign, civil or criminal, judicial or administrative, or federal or state, by reason of the fact that the person was a director or officer of the Company or served any other corporation in any capacity at the request of the Company, in the manner and to the extent permitted by law. Our Company currently does not have officer and director liability insurance and no assurances can be given that such insurance will be obtained by us due to the expensive cost of such coverage or, if applied for, that we will qualify for such insurance.

The General Corporation Law of Colorado eliminates the personal liability of its directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty of loyalty and care as a director, unless: (a) one of our directors breached or failed to perform his duties as a director; and (b) one of our director’s breach of, or failure to perform, those duties constitutes: (i) a violation of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (ii) a transaction from which the director derived an improper person benefit, either directly or indirectly; (iii) a circumstance under which a director votes for or assents to an unlawful distribution; (iv) in a proceeding by or in the right of the corporation to procure a judgment in its favor or in the right of a shareholder, conscious disregard for the best interests of BlastGard®, or willful misconduct; or (v) in a proceeding by or in the right of someone other than BlastGard® or a shareholder with, recklessness or an act of omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property.

We have been advised that it is the position of the Securities and Exchange Commission that insofar as the foregoing provisions may be invoked to disclaim liability for damages arising under the Securities Laws, that such provisions are against public policy as expressed in the Securities Laws and are therefore unenforceable.

We have a limited market for our common stock and no assurances can be given that an established market will develop. Our common stock currently trades on the over the counter bulletin board under the symbol “BLGA.” However, at most times in the past, our common stock has been thinly traded. We can provide no assurances that an active and established market for our common stock will be developed.

The market price of our common stock is highly volatile and several factors that are beyond our control, including our common stock being historically thinly traded, could adversely affect its market price. Our common stock has been historically thinly traded. For this and other reasons, our stock price is subject to significant volatility and will likely be adversely affected if our revenues or earnings in any quarter fail to meet the investment community’s expectations. Additionally, the market price of our common stock could be subject to significant fluctuations in response to:

•	announcements of new products or sales offered by BlastGard or its competitors;

•	actual or anticipated variations in quarterly operating results;

•	changes in financial estimates by securities analysts;

•	changes in the market’s perception of us or the nature of our business;

•	sales of our common stock; and

•	other events or factors.

Furthermore, in recent years, the stock market in general, and the market for shares of stock in technology companies in particular, has experienced extreme price fluctuations. These fluctuations could materially and adversely affect the market price of our common stock in the future.

How future sales of common stock may affect you. Future sales of common stock by management personnel and others may be made under Rule 144 of the 1933 Act. In general, under Rule 144, a person who has held stock for one year may, under certain circumstances, sell within any three-month period a number of shares which is not greater than one percent of the then outstanding shares of common stock or (if qualified) the average weekly trading volume in shares during the four calendar weeks immediately prior to such sale. Under certain circumstances, the sale of shares which have been held for two years by a person who is not affiliated with us is also permitted. Future sales of common stock may have an adverse effect on the current market price of the common stock and adversely affect our ability to obtain future funding as well as create a potential market overhang.

Restrictions on secondary trading. While it is quoted on the OTC Bulletin Board and trades below $5.00 per share, our common stock will be subject to restrictions imposed by law that limit the ability of broker-dealers which sell such securities to anyone other than established customers and investors which meet certain sophisticated investor tests. These restrictions can affect the ability of broker-dealers to sell the stock and can also affect your ability to resell your stock in a market transaction.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares by the selling securityholders. Any net proceeds from the exercise of warrants are intended to be used for general corporate purposes.

DESCRIPTION OF BUSINESS

General

BlastGard International, Inc., a Colorado corporation established in 1999, operates through its wholly-owned subsidiary, BlastGard Technologies, Inc., a Florida corporation established in September, 2003. BlastGard International, Inc. acquired BlastGard Technologies, Inc. effective January 31, 2004, in a transaction that was accounted for as a reverse acquisition, which is a capital transaction and not a business combination.

BlastGard International develops, designs, manufactures and markets proprietary blast mitigation materials. Patent-pending BlastWrap™ mitigates blasts and suppress flash fires resulting from explosions, regardless of the material or compound causing the explosion. This unique technology can be used to create new finished products or designed to retrofit existing products. While the need for this technology has always been present, the security and safety concerns resulting from the September 11th terrorist acts make the timing of BlastGard’s emergence even more important.

Introduction

An explosion results from the rapid conversion of chemical energy into rapidly expanding high-pressure gases. The rapidly expanding gases compress the surrounding air much like a piston and create a shock wave that travels ahead of the explosive gases. The “overpressure” (pressure above ambient) in a shock wave acts to “pre-condition” the air as it passes through to make the following accelerated gas “piston” more damaging. This high intensity, short duration overpressure wave transfers impulse (momentum) stresses, damages or destroys structures in its path. Impulse follows the shock wave but lingers and decays with time. The negative phase is a partial vacuum that “whips” lighter structures to magnify damage. A shock wave can be likened to an initial hard punch, while the impulse is more like a powerful bulldozer. Any reduction in the effective power of the shock wave will increase the target’s capability to withstand the destructive impulse.

Blast Solutions

Blast management solutions generally fall into one of two categories: hardening or mitigation. Hardening is a method of blast mitigation by which an object is placed around an explosive material to contain the blast, and is generally accomplished through the use of armor, mass or both. Armor is used primarily for its ballistic properties, with enhanced protection levels achieved by increasing mass (thickness and/or weight). Hardening solutions include steel armor plate, various synthetic fibers (Kevlar™, Spectra™, etc.) and fiber-reinforced composites. Most blast containment systems employ hardening.

Although some energy is absorbed through deformation, hardening systems have the negative effect of reflecting blast, which by the laws of physics actually magnifies blast effect up to eight times. This is because the shock waves reflecting off a solid surface add to the incident one, which creates a destructive synergism of much greater gas density, temperature, pressure, and overpressure duration — which all contribute to impulse (the “piston”). Reflected energy is a significant problem, particularly in confined spaces. Hardening, which essentially is trying to overmatch or resist a blast, has been widely practiced throughout the years even though it is limited in its capabilities.

Mitigation (or attenuation) of blast effects is the dissipation of blast energy so that acoustic and shock waves, peak overpressure, reflected peak overpressure, impulse and afterburn (the rapid burning of combustible materials in the “hot zone”, including soot, occurring so fast that it adds to blast effect from the original explosive) are reduced. This reduction is accomplished through physical and chemical processes, the proportion of each determined by the explosive material and circumstances of a particular blast. The remaining energy is transmitted at a slower, more sustainable level. The amount of reflected energy is significantly reduced with mitigation. Unlike hardening systems, the performance of our products is not related directly to material thickness and therefore has a greater range of uses producing the same or better effectiveness against blast effects.

BlastWrap™ Background

BlastWrap™ is a concept for assemblies (not a chemical compound) from which blast protection products are built to save lives and reduce damage to valuable assets from explosions. BlastWrap™ not only substantially reduces blast impulse and pressure (including reflected pressure and impulse), but quenches fireballs and suppresses post-blast fires. Lethal fragments may be captured by adding anti-ballistic armor layers on the product surface away from a blast.

Our BlastGard® technology mitigates blast and rapid combustion phenomena through numerous mechanisms. The relative contribution of each mechanism depends upon the intensity and nature of the impinging hazard. Shock wave attenuation, for example, is dominant in mitigating mechanical explosions. Our products attempt to emulate unconfined conditions and accelerate attenuating processes that occur in free air. Thus BlastWrap™ does not try to resist blasts (which physically intensify blast phenomena); it mitigates them. BlastWrap™ can be used as part of confining assemblies (containers and blast walls). In effect, BlastWrap™ is a ‘virtual vent’.

BlastWrap™ Technology Components

Our BlastWrap™ products are made from two flexible films arranged one over the other and joined by a plurality of seams filled with attenuating filler material (volcanic glass bead or other suitable two-phase materials), configurable (designed for each application) with an extinguishing coating that offers a revolutionary blast protection system against all blast and fire/burn threats. Together, this combination of materials will mitigate a blast while at the same time eliminate fireballs or flame fronts produced by the blast.

This unique system:

1.	Works 24 hours a day

2.	Quenches fireballs and post blast fires

3.	Dramatically reduces blast impulse and pressure

4.	Does not dispense chemical extinguishants

5.	Uses neither alarms, sensors, nor an activation system

6.	Is nontoxic and ecologically friendly

Our BlastGard® Technology extracts heat, decelerates both blast wind and shock waves, and quenches the hot gases in all blasts and fireballs. BlastWrap™ does not interact with the explosive elements, and is therefore not altered by them. However, after a single intense detonation, BlastWrap™ must be replaced.

•	For blasts that produce fireballs or intense hot gases at higher pressures, BlastGard® Technology has proven the ability, through testing, to cool the blast zone rapidly, thereby dramatically reducing structural damage.

•	In detonation of high explosives, where at least half of the energy released is in the shock wave, attenuation occurs even more rapidly, and in doing so substantially reduces explosion phenomena.

Key BlastWrap™ Features

•	Lightweight, flexible, durable and environment safe

•	Requires no wires, electricity, detection devices and contains no sensors

•	Customizable and easy to retrofit

•	Materials are low in cost and are widely available

•	Extremely adaptable, without losing effectiveness

•	Compact structure

•	Easily produced

•	Can be constructed with additional environmental or specific blast conditions (e.g. weather or moisture barriers or dust free layers)

•	Can be produced with armor (Kevlar, Spectra, etc) for ballistic or fragment situations

•	Irreversibly dissipates energy from blast

•	Eliminates need for dispensing of agents in blast mitigation process

•	Neither contains nor creates hazardous fragments

•	Environmentally friendly, non-toxic core materials

Key BlastWrap™ Benefits

BlastWrap™ is remarkably light in weight and constitutes a dramatic innovation in safety. It can be used to protect against outdoor explosions. Because of the Montreal protocols banning production of Halon extinguishing agents, BlastWrap™ technology offers a light weight and environmentally acceptable blast suppression means available for most applications; and, it can even be adapted to function underwater.

BlastWrap™ products are inherent sound absorbers and thermal insulators, and are typically fire-tolerant. Any or all of these qualities are readily enhanced by bonding to common materials, thereby further extending the wide range of applications which BlastWrap™ can fulfill through a single product.

The performance of BlastWrap™ proprietary technology is independent of scenario and environment, another unique capability. The basic product form can be used as a stand-alone material (as linings, curtain barriers, or as structural panels), or can be laminated or otherwise affixed to a wide range of product forms such as insulation (thermal and acoustic), ballistic armor such as KEVLAR™ (a Dupont trademark), decorative stone, or packaging materials. BlastWrap™ products can thus provide blast and fire protection in flooring, wall, and roof constructions, in packaging, in storage cabinets and other containment structures, and aboard all types of vehicles, ships, and aircraft. Fabrication tolerances are generous with respect to product performance.

Intellectual Property Rights

Explosive devices are increasingly being used in asymmetric warfare to cause destruction to property and loss of life. These explosive devices sometimes can be disrupted, but often there is insufficient warning of an attack. Our BlastWrap™ products were created around this core concept. The BlastWrap™ patent application was filed with the U.S. Patent and Trademark Office on July 31, 2003.

Our new applications will also be filed under the Patent Cooperation Treaty (PCT) if and when approved. Once we file our applications under the PCT, we will have obtained patent protection in most industrialized countries during the review process. A substantial number of countries have been added to the list of PCT members, including almost all of the former Soviet republics and China; thus the new claims will be protected in more than 40 countries while the application is pending.

BlastWrap™ Testing

BlastWrap™ prototypes have been evaluated in different test series, which have ranged from semi-quantitative screenings to third-party instrumented trials. We have consistently observed blast effect reductions of at least 50% in virtually every activity in which BlastWrap™ has been involved. Most remarkably, impulse (momentum transfer) and peak pressure are reduced by nearly 50%. Impulse is the most destructive explosive-related hazard for structures and vehicles; strong mitigation of impulse provided by BlastWrap™ is virtually impossible to reproduce through any other low-weight approach.

Significance of Test Results

No BlastWrap™ tests have been in small-scale. Every test series has involved standard products or test facilities simulating service conditions—munitions containers, air cargo containers, steel vessels comparable in size to commercial aircraft fuel tanks and large secondary storage units, and vehicles, all with charge weights reflecting actual hazards. The test results provide strong evidence that BlastWrap™ can protect vehicles, structures, and ships against very intense blasts. Tests have also shown that certain design features (such as deflectors), combined with additional BlastWrap™ panels, can clearly accomplish protection against larger blasts.

Applications

Our BlastGard® Technology works indoors or out, vented or un-vented, wet or dry, clean or dirty, damaged or intact, and against strong or weak blasts from solid explosives or flammable fluids. It is a lightweight, space-efficient custom-engineered technology that can be produced with additional layers for insulation, fragment/ballistic protection, environmental protection or impact and cushioning barriers. Significantly, no new or high-cost fabrication technologies or materials are required to produce BlastWrap™. In addition, because of the Montreal protocol’s ban of Halon extinguishing agents, our BlastGard® Technology is the only blast and fire suppression means available for most applications, including adaptation for underwater use. It is an inherently effective sound absorber and thermal insulator.

Because BlastWrap™ is customizable and offers protection against explosions of all types, its potential for application cuts across a tremendously wide range of industries and government agencies. Applications for BlastGard® Technology:

•	Transport and storage units containing chemicals and other explosive compounds.

•	External wall linings to protect buildings, such as Embassies and other high value locations, against vehicle bombs and placed explosives.

•	Aboard naval vessels and merchant ships to minimize damage from breaching blasts emanating from mines, cruise missiles, and torpedoes.

•	Fireball and explosion-suppressing fuel tank jackets for natural and compressed natural gas, propane, fuel cells, fuel tanks and other “green fuel” vehicle systems.

•	Dividers to suppress fireballs and fuel mist explosions from accidents aboard both aircraft and ships, in process facilities, and on offshore platforms.

•	Separators and partitions in explosives manufacturing and handling facilities, such as a load/assembly/pack (LAP) depots, fireworks plants, and propellant manufacturing sites.

•	Pallets and buffers between stacks of palletized munitions and ordnance.

•	Lining of portable and fixed magazines.

•	Missile launch boxes for military vehicles and naval vessels.

•	Cabinets and containers for handling fuses, small rockets, and explosive devices.

•	Internal walls of commercial buildings that house, research or produce explosive materials. An example would be chemical or energy companies.

•	Quick-erect blast protection barriers and revetments.

•	Blast protection shields, armors, and structures with “stealth” (“low-observable”) camouflage properties.

•	Blast/fire protection linings for commercial and military aircraft and air cargo containers.

•	Blast and ballistic-protected modular buildings (barracks, accommodations for offshore facilities, field stations, tactical shelters and command facilities, monitoring stations for law enforcement).

•	Underwater blast isolation units for offshore facility abandonment’s, coastal construction, and naval vessels.

•	Neutral buoyancy jackets for deep water drilling risers, and Sub Sea manifold protection.

•	Composite blast/fire protection structures and materials (blast walls, blast mitigation billboards, relief vents, reinforcement of masonry buildings) for hydrocarbon, process, mining, missile launch, and manufacturing facilities, and for building demolitions.

•	Explosives storage and shipping containers, portable magazines, and explosive disposal kits.

•	Mine blast protection kits for vehicles.

•	Safety shields and specialty protection for entertainment industry location sets (Hollywood sound stages, vehicles, on-location structures).

•	Personnel and vehicle protective armor.

•	Mine (coal, mineral extraction and processing) safety.

Existing Finished BlastWrap™ Products

Our BlastGard® Technology can be customized to fit the need of an industry or a specific customer. While working with existing customers, BlastGard® has identified blast mitigation needs and has developed finished products that address these needs. In addition, we have examined the various markets susceptible to explosions, and have developed finished products to market to businesses and agencies at risk. While designing finished products engineered with BlastWrap™, we have taken into account that some products must be portable, while others will remain at a fixed location. Some products have been designed to contain identified explosive agents, while others are designed to mitigate unidentified explosive threats.

All products can be designed to conform to the United States Bureau of Alcohol, Tobacco and Firearm’s requirements for explosive materials. These requirements outline the design parameters for any container based upon the explosive material to be housed, as follows:

•	Type 1: Boxes for permanent storage of high, low explosives and blasting agents.

•	Type 2: Boxes for portable storage of high, low explosives and blasting agents.

•	Type 3: Boxes for temporary storage of high, low explosives and blasting agents.

•	Type 4: Boxes for only low explosives, blasting agents and electric blasting caps.

•	Type 5: Boxes for only electric blasting caps.

With these standards in mind, we have developed the following product lines to address the needs of the customers and targeted markets:

1.	First Responder

2.	Bomb Squad Assistant

3.	Explosive Storage Unit (ESU)

4.	BlastMag-2

5.	BlastMag-3

6.	BlastMag-5

7.	Lining – Automotive / Distributed Power

8.	Lining – LD3 Container

9.	Lining – Aircraft

10.	Weapons Container

1. First Responder

This product is a man-portable barrier assembly used by first responders (police, bomb squads, fire departments, etc) to a suspicious device report. The lightweight panels can be set up in minutes to protect people and the surrounding area from blast pressure, fragments and fireball effects in case of detonation. The basic unit design of this product has several variant designs each using a different wall material. The heaviest (steel), will be the lowest cost, and the lightest will use special anti-ballistic materials. Designs of this product are currently in development. An extension of this design will then be ported into a new Explosive Ordnance Disposal (EOD) barricade design as an extension of this product.

2. Bomb Squad Assistant

The In-Situ Detonation box, or Bomb Squad Assistant, is a single-design and less sophisticated product intended to provide outside covering for the First Responder unit, providing either additional protection or for in-situ detonation of improvised explosive devices (IED’s) when desirable or necessary.

3. Explosive Storage Units – ESU

The explosives storage units (ESU) designed for Lockheed Martin Missiles and Space Company allows them to safely store highly detonable materials in a container, which prevents sympathetic detonation and afterburn. The ESU’s were approved by the Department of Defense (DOD). Additional customized uses of this product are foreseen in the research, munitions development/handling and DOD contract markets. Since the DOD has already approved this specialized design, future designs will incorporate these best practices creating a shorter product development timeline for future finished products.

4. BlastMag-2

Autoliv, Inc., with nearly 4 billion in sales, is a worldwide leader in automotive safety, a pioneer in both seat belts and airbags, and a technology leader with the widest product offering for automotive safety products. All the leading automobile manufacturers in the world are Autoliv customers. Autoliv invented the world’s first side-impact airbag, the Inflatable Curtain for head protection in side impacts and the Anti-Whiplash Seat. Airbag deployment uses a small charge of the explosive zirconium potassium perchlorate (ZPP) in its airbag initiator devices. Autoliv contracted BlastGard® to design an explosive box for its production facilities that would mitigate blast damage and prevent sympathetic detonation of ZPP charges. Explosive boxes such as those designed for Autoliv have numerous applications in similar plants worldwide as well as product variants for many other industries.

5. BlastMag-3

Portable magazines come in numerous sizes but the basic design remains the same, and they are all designed to be Type 3 compliant. Portable magazines are used in a variety of industries including but not limited to the military, law enforcement, mining, fireworks, research facilities, and munitions manufacturing/handling.

6. BlastMag-5

Plastic ready boxes, which are Type 5 compliant, are the most prolific of all products to be used by both military/law enforcement and commercial customers. The ready boxes are typically used to carry blasting caps, detonation cord and other less threatening explosives in smaller quantities. Obvious military/law enforcement uses as well as industries such as munitions manufacturing, handling, fireworks, mining and others use similar, less safe boxes on a regular basis.

7. Lining – Automotive / Distributed Power

Auto fuel tank linings using BlastWrap™ can be used to protect conventional fuel powered vehicles and more importantly new fuel cell automobiles. The risks of fuel cell technology are discussed in the Automobile Industry section herein.

8. Lining – LD3 Container

LD3 Cargo Containers are used primarily on twin aisle/wide body aircraft such as the B747. Luggage or cargo containers are manufactured by a hand-full of well-established companies throughout the world. The market is extremely competitive with a very low margin. Therefore, BlastWrap™ will be an attractive solution to both cost and safety concerns highlighted in recent years concerning air and cargo safety.

9. Lining – Aircraft

Working in conjunction with aircraft and shipping manufacturers, we are designing products and component assemblies to be used in the cargo holds of long haul trans-oceanic aircraft and vessels. Due to the heightened security surrounding trans-oceanic, long haul service, we are diligently working to demonstrate the effectiveness of our product.

10. Weapons Container

The Weapons Container is a specialty design, which is being specifically created for The US Military and UK Military use. This product is the first of a line of products to be developed for the special needs of all military personnel.

Manufacturing

We have three distinct production arrangements:

•	Serial Production – items that can be produced in quantity in an assembly-line fashion.

•	Contract Manufacturing – items that will require special design or customized features requiring separate and special manufacturing processes.

•	OEM (Original Equipment Manufacturer) Production – items that are licensed out to OEM producers for their industry enabling OEM purchasers greater control over design, quality and production requirements.

Serial Production

Manufacturing will be sub-contracted to a BlastGard® licensed and qualified production facility, ideally in proximity to the customer. This will facilitate our customer interaction in design, quality and distribution to affect the greatest level of satisfaction and usefulness of the BlastWrap™ product. BlastWrap™ products to be constructed with Serial Production include:

First Responder - Once an approved and tested design is finalized, serial production can commence at sub-contracted production facilities in proximity to each of the customers.

Bomb Squad Assistant - The base unit of this product is of simple design and will be produced at sub-contracted production facilities.

BlastWrap™ Mag-5 - The basic unit design of this product will take existing ready boxes and retrofit them with BlastWrap™ protection. These products can be produced at existing fabricators trained and licensed to use BlastGard® Technology or can be sub-contracted to existing BlastGard® sub-contract production facilities.

BlastWrap Mag-3 - Even though the sizes of a magazine will vary based on each customer’s needs, the basic design remains the same and can be produced at an existing magazine fabrication facility (which receives training and licensing from BlastGard®) or at a BlastGard® sub-contracted production facility near the customer.

Contract Manufacturing

Our Production/Engineering team in BlastGard’s Technology Center will design these items. The manufacturing and assembly of the custom designed product will be subcontracted. This will be at our discretion to ensure quality and adherence to customized design requirements. BlastWrap™ products to be constructed with Contract Manufacturing include:

•	Explosive Storage Units (ESU) - ESUs will be fabricated at a sub-contracted facility with oversight by our engineers due to the nature of the highly customized and regulated design parameters required by the DOD and other regulating entities. In addition, designs may require testing, which will need to be administered by our personnel.

•	BlastWrap Mag-2 - Design and production of this product will take place at BlastGard’s preferred sub-contractor due to complex design requirements and the need for BlastGard® personnel to test product designs.

OEM production (Original Equipment Manufacturer)

OEM production requires licensing agreements with contractors for a specific industry product. There will be several licensing agreements issued on a limited non-exclusive basis in order to provide end-users with an appropriate number of OEM producers. Once qualified and licensed by BlastGard®, OEM producers will be directed to produce and maintain quality standards per end user requirements. BlastWrap™ products to be manufactured with OEM Production include:

Lining - Automotive/Distributed Power (Royalty) - The auto manufacturers or their already well-established OEM parts manufacturers through a limited, non-exclusive license agreement with BlastGard® will fabricate auto fuel tanks with BlastWrap™ protection. We will receive per unit royalties from the manufactures of this product, oversee training and work with end users on design requirements.

Lining - LD3 Container (LD3 Container- Royalty) - We will design and train container manufacturers in the fabrication and installation of BlastWrap™ components. We will receive a per-unit royalty for the use of its patented technology and design.

Lining - Aircraft (B747- 400- Royalty)- Once design and testing has been completed by our engineering and design team, we will work closely with the certified and widely dispersed air frame sub-contractors to integrate the use of BlastWrap™ into their internal systems, such as fuel tanks, cargo holds, cabin, fuselage, etc. Aircraft manufactures, similar to auto manufactures, typically require several suppliers of each part. Therefore the license agreement for air frame sub-contractors will need to be limited and non-exclusive providing us royalties on a per-unit basis as well as continued design, manufacturing, and installation consulting.

Weapons Container - Once the design and testing of each product is complete, we will license and train personnel on the fabrication of the various products within the line. The Contractor chosen will manufacture this product line in-house for each of their munitions manufacturing and handling needs. The contractor will pay a per unit royalty to us for use of its design and patented product. In return, we will be retained on a consulting and design basis as part of the license agreement.

Quality Assurance

Sub-contractors and OEM producers will be trained, qualified and licensed by BlastGard®. We will ensure through continuous review of qualified producers and sub-contractors, and through end user/customer surveys, that design and quality standards are being maintained to specification. The licensing agreement will stipulate that we will have the right to withhold future contracts until mutually agreed upon standards of quality are achieved. End-users and customers will be partnered in agreeing to and setting quality standards for end products.

Purchasing

We rely on various suppliers to furnish the raw materials and components used in the manufacturing of our products. Management believes that there are numerous alternative suppliers for all of the key raw material and component needs.

Marketing Analysis

Overall Market

The market for blast solutions includes commercial industries (accidental explosions of chemicals, terrorist threats, demilitarization, etc.), militaries (munitions and ballistics storage and transportation), and governments and municipalities (bomb explosions and threats). We have examined each of these markets to identify areas and industries within each that will benefit most from BlastGard® Technology.

We have divided the Commercial Market into nine viable sectors as follows:

1. Energetic Materials (blasting agents, propellants, explosives)/Explosive Manufacturers/Pyrotechnic Manufacturers

‘Energetic materials’ is a term used to encompass a wide range of materials that release intense heat during decomposition or combustion reactions.

Manufacturers of such devices are in need of protection against hazardous explosive situations.

While energetic manufacturers are a focus for BlastGard® Technology, the related industries are also target markets. For all groups, both regulatory and insurance factors require strict storage and handling measures that all involve confinement or separation, BlastWrap™ products being specifically conceived for such roles. The propellant, pyrotechnic, and explosive manufacturing groups are viewed as prime markets for BlastGard®.

2. Oil and Gas/Petrol Chemical/Chemical/Process Industries

To combat the unique explosions associated with oil, gas and chemical companies, BlastWrap™ can be easily updated and deployed to clients in these sectors to address the problems involving explosive materials specific to the oil and gas industry with a convenient structural and/or architectural technology that would suppress explosions and minimize post-blast fire hazards with the following features:

•	Revolutionary development in blast and fire safety

•	Are always active and require no maintenance

•	Comprised of flexible film formed by plurality of seams and filled with attenuating fillers that dramatically slow and cool impinging flame fronts

•	Act as ‘virtual blast vents’ without requiring actual wall penetration

•	Light structure at less than .8 pounds per square foot of a 1” thickness

3. Manufacturing of munitions

BlastGard® Technology will add value to almost all manufacturing facilities of explosives, propellants, munitions, and pyrotechnics. The full range of our products, from wall protection, barriers, and partitions to containers, can be used to enhance the safety and productivity of these facilities. A number of specialty units are being designed to meet the needs of this market segment, such as the Weapons Container. Additionally, BlastWrap™ is easily retrofitted into existing containers and storage magazines.

We are already working with the Ordnance and Tactical Systems arm of several major companies. This market offers a tremendous opportunity to both showcase the effectiveness of BlastGard® Technology and generate sales.

4. Commercial Transport

Throughout the world, commercial companies ship explosive materials via air, train, bus or sea vessel. As determined by the National Highway Transportation Safety Administration (NHTSA), roughly 10% of goods shipped (in terms of tonnage) are classified as hazardous, meaning they can cause damage to other materials being transported, the transport container and supporting personnel. Such shipped products not only require insurance but also risk loss of money and injury.

BlastGard® offers the unique ability to convert these standardized shipping containers into explosives storage units complying with the technical requirements of the US Bureau of Alcohol, Tobacco, & Firearms Type 2 magazines. By doing so, impacts on the safe transportation of hazardous or unknown materials would be profound, and would likely transform procedures for moving and storing energetic materials in almost every industry in which they are used. Containers equipped with BlastWrap™ would substantially improve safety to the public and to vessel operators, as well as diminish monetary losses resulting from explosions. This would be accomplished through universally available containers for which numerous trailers, lift systems, stacking provisions, and international standards exist.

While actively searching for and detecting explosives is a right step in the protection of our ports, it is clear that it cannot be the only step. BlastWrap™ Technology can protect sea ports in the event an explosion does occur. BlastWrap™ provides a solution that is not dependent on identifying the threat ahead of time, and therefore we believe a significant opportunity is present.

5. Commercial Aviation

Testing conducted in the UK by The Defence Evaluation Research Agency (DERA, an agency in the Ministry of Defence) under the auspices of the UK Civil Aviation Authority (CAA) have shown that BlastGard performs better than any other system tested in blast effect mitigation. The major difference in technical approach between the US Government’s Federal Aviation Administration (FAA) and the CAA is that the FAA decided early in the process that ‘hardening’ (to allow zero venting from a blast) of the aircraft’s baggage containers and/or fuselage was the technical solution they wanted to pursue. That assumption is in essence, the ‘Achilles heel’ of the FAA approach. Not only is the weight and cost penalties of this approach significant, the degree of blast management is also the least proficient of those systems tested. BlastWrap™ deals with all of the blast effects - the incident and reflected shocks, the Mach Stem shocks, the blast impulse, the blast flame front and blast after-burn. With BlastWrap™ the blast energy is actively dissipated rather than passively contained.

The bottom line is that BlastWrap™ is not armor; armor gets blown away in strong blasts. BlastWrap™ reduces the ability of an explosion to damage structures, and it quenches heat. Rapid cooling is critical, as any spilled flammable fluids or escaping gas will re-ignite if heat is present. BlastWrap™ Technology is unique in quenching blast areas. BlastWrap™ has been proven to suppress propane/air fireballs and explosions, and reduce blast pressure by more than 50 percent. The Defense Department recently acknowledged that rooms and containers lined substantially with BlastWrap™ reduce the net equivalent charge weight of explosives and propellants by 50 percent, based on extensive tests and our unrivaled understanding of the mechanics of explosions.

There are numerous applications within the commercial aviation market for our BlastGard Technology, from lining the interior of an aircraft to providing an on-board ‘detonation center’ (e.g. outfitting a bathroom with BlastWrap™ in the event a bomb, such as a shoe bomb, were to make its way onto a plane). While we will continue to pursue these various applications of the technology, we believe the best and most direct approach for sales within this market will be to create LD3 air cargo containers lined with BlastWrap™.

There are an estimated 600,000 containers in service in the fleet today. There are approximately 40,000 units sold each year and each unit has an average useful life of 5 years. The total number of units in service will continue to rise over the next 10 years.

We are working with an LD3 container manufacturer to develop a low-cost highly effective solution for ‘semi-hardened’ blast mitigation LD3 containers. Blast mitigating LD3 containers do not yet exist. Over the last 10 years, the FAA, along with Galaxy and TelAir, have attempted to build a commercially viable hardened (a container that would contain the blast within the walls) LD3 container.

With full support of the FAA under the Gore Commission, and $50 million in funding, the program has failed to create a commercially viable product. The two resulting containers, the FAA’s Galaxy LD3 and TelAir’s LD3 container cost $36,000 and $24,000 respectively, while the average LD3 container retails for $1,300. In addition, the weight of the Galaxy container is 340-350 pounds and the TelAir container weighs 331 pounds. This is in comparison to the 187 pounds of current LD3 containers. The increase in weight would result in a loss of 10 passengers per plane. Furthermore, Israel has tested 11 Galaxy units over the last year, and each test has been unsuccessful particularly because of repeated damage to the door seal integrity. To date, TelAir has not sold a single unit. While these units may contain a blast, they do not stop post blast fires and eliminate the venting of hot gases caused by explosions. As a result, the plane may remain intact after an explosion, but the crew and passengers perish from the hot gases and resulting fire.

The new containers we propose would differ from the above two containers in the following ways:

•	They are semi-hardened container designed to mitigate a blast

•	They suffocate/kill post-blast fires and afterburn, eliminating hot gases

•	They are light-weight, weighing approximately 225 pounds

•	They are affordable, with an expected retail price less than $7,500.

6. Research Facilities/Laboratories

Both universities and research facilities work with explosive elements on a daily basis, from conducting tests to exploring new materials and compounds. Such installations are in need of mitigation protection in storage and to prevent sympathetic detonation or damage to property or persons. BlastWrap™ products are ideally suited for these environments. These products can reduce potential damage for personnel and property during the use and storage of the explosive elements.

While a large market, due to the specific requirements and needs of each facility/laboratory, we believe sales opportunities within the first two years are limited, as sales personnel and resources would need to be dedicated to this market space.

7. Automotive & Distributed Power Generation

World manufacturing capacity for cars and trucks is now more than 70 million vehicles per year. Ford Motor Corporation announced that the automaker would have a fuel cell-powered vehicle on the market by 2004. Daimler-Chrysler had announced similar plans previously. Other carmakers are well advanced in preparation to produce fuel cell powered cars and trucks.

As to the future, we believe that the number of post-collisions fires will surely increase as alternative fuel vehicles are introduced in greater numbers, particularly the fuel cell vehicles. The fuel cell vehicle is typically powered by liquefied petroleum gas (LPG), liquefied natural gas (LNG), compressed natural gas (CNG), ethanol, methanol, electric battery, or dimethyl ether (DME). Fuel cell engines are looked upon positively as they are essentially a ‘zero-pollution engine’, and their efficiency is virtually twice as great as the other alternative fuel concepts. In 1998, there were approximately 274,000 LPG-using vehicles and nearly 140,000 of the other types (Oil & Gas Journal, July 12, 1999).

Despite their positive factors, the proponents of fuel cell vehicles have so far not seriously comprehended nor provided protection for the increased fire hazard posed by ‘alternative fuels’. Several alternative fuels introduce a new potential hazard, namely explosions. We believe that the automobile industry will soon realize that implementing effective and active blast fire safety measures to limit probable life and financial loss, is smart business. Providing higher levels of safety for life and property can only result in greater consumer confidence and higher corporate profits.

Unlike diesel and gasoline, which cannot explode, commercially viable fuels for fuel cells can. At least for the remainder of this decade, fuel cells will use either hydrogen or methanol. Hydrogen must be produced from methanol in order for methanol to be used (this conversion will take place in a subsystem aboard the vehicle), thus substantial quantities of hydrogen will be present on all fuel-cell vehicles.

Common to all of the alternative fuels is the fact that they will require much larger fuel capacities than gasoline or diesel, in order to provide the same amount of energy (gasoline and diesel have much more energy per pound). Larger fuel tanks on vehicles mean that more tank and piping will be vulnerable to rupture in accidents, and larger sized components make tanks intrinsically weaker. In an accident (or rupture of a connection, etc., in a pressurized fuel system), fuel will be atomized and will be mixed in a relatively confined location where hot ignition sources will be present. This is the ideal environment for explosions and fireballs to develop. These hazards are not only present in the vehicle, but also in the fuel distribution infrastructure. Thus service stations, storing and dispensing the fuels, along with tanker trucks hauling the fuels, will each pose hazards on roads and in built-up communities. Design and construction details are crucial to the safe operation of high-pressure and/or cryogenic fluid systems, so numerous leak/fire/explosion events with widespread use of alternative fuel power generation are inevitable.

Our products would dramatically mitigate or suppress fireballs and explosions produced by all of the fuels now being used or considered for commercial introduction, for at least the next two decades. BlastWrap™ products for fuel tank systems can prevent most major post-crash fires for vehicles. Major explosions are more likely to be infrequent, even for vehicles using hydrogen as a fuel. However, fireballs and explosions involving natural gas (whether compressed or liquefied), propane, hydrogen and fuel cells will increase in number every year, and certainly could easily exceed the annual number of fatal fire incidents that involved Ford Pintos and GM pickup trucks, which were manufactured with vulnerable side tanks.

Whether for a car, fuel tanker-trailer, gas station facility, warship, ocean going tanker, aircraft, commercial building or product in a residential home, BlastWrap™ can be employed to protect against fireballs and explosions. Because of BlastGard’s structure, it also provides inherent crush and impact resistance. These capabilities will be tailored to provide complete tank systems, which serve both in their primary role of storing flammable fluids, and in preventing accidents or hostile action from causing major disasters. The basic BlastWrap™ assembly is simply adapted for the distinctly different service requirements. If the fuel ignites, the fireball then gets snuffed almost instantaneously, keeping the area cool. If there is a fuel spill outside that ignites (such as from another vehicle), BlastWrap™ tanks will insulate and protect the internal fuel from outside fire.

While we believe significant market opportunity exists, we also recognize that significant barriers to entry also exist. Furthermore, we cannot predict with any certainty when fuel cells will be deployed on a large-scale commercial basis. We do however believe this will be an important market to watch over the next five years. Alignment with a strategic partner will be required.

8. Entertainment

BlastWrap™ offers a unique ability to protect actors, stunt people, sets, and valuable equipment against blast effects. One specialty firm that creates explosions and fireballs for movies informed BlastGard® that roughly 1 stunt person is hurt each day in incidents involving explosives and pyrotechnics. The former California State Fire Marshal informed BlastGard® management that studios wished to conduct larger explosions on sound stages near Hollywood to keep production costs down, but are not able to do so because of severe constraints on charge sizes. With competition to create ever-greater blast effects in movie and TV spectaculars, BlastGard® can capitalize on this opportunity by allowing industry players the ability to safely perform such events on Hollywood back-lots.

BlastGard® Technology can be used to create a vast assortment of props and structures, either as integral walls or worked into the landscape or sound stage. Most “Hollywood” explosions use black powder and gasoline in various combinations, with some additives or special-purpose materials such as detonating cord. The low explosive power of these materials would make BlastWrap’s protection role—including protection of cameras, quite easy.

BlastGard® Technology may also play a significant role for blast protection of vehicles. Vehicle flipping or vehicle destruction is fairly commonplace in films, and the charges used in connection with these stunts are comparatively small. BlastWrap™ can protect stunt personnel and can be concealed or disguised, thereby enabling dramatic destruction sequences without injuring the performers.

As attractive as this market maybe, it is not part of our initial marketing strategy. Total sales, in terms of quantity, are unlikely to be large. However, we will respond to inquiries from the entertainment industry, and are aware of the promotional value for BlastWrap™ products that are used in connection with “blockbuster” movies.

9. Mining

Mining is a potentially significant market for our products. In this industry, large quantities of detonators are used, requiring suitable storage. High explosives are used in some fields, especially in metallurgical ores, which have harder formations.

The greater mining industry opportunity is in the mines themselves, where BlastWrap™ can be used as it would be in the oil industry: stopping and suppressing dust and gas explosions before significant injury and damage can develop. For example, methane gas is a very real and challenging hazard in coalmines. The cutting machinery and electrical power components can easily ignite flammable dusts and dust/gas mixtures, leading to disasters.

Mining will not be an initial target market for us. Estimated profit margins would be low when compared to the potential of other industries.

Military Market

It is understood in the defense industry that keeping up with cutting edge technology is crucial for the protection of military personnel. We are seeking the opportunity to showcase BlastGard® Technology to the military high command. The significant advantage that BlastWrap™ would contribute to the military, overseas and stateside has not yet been recognized. BlastWrap™ protection of military aircraft, overseas military barracks and personnel carriers should be top priority for the Department of Defense.

BlastWrap™ does not distinguish between accidents and hostile action; it always functions when there is blast pressure or when a fireball is generated.

Using BlastWrap™ in buildings, onboard ships, or in vehicles, barracks, and command posts can efficiently achieve effective blast mitigation at a low cost. In addition, BlastWrap™ can be used in a variety of manners within each of these categories. From lining compartments in research and testing facilities to encasing engines to insulating launch installations, BlastWrap™ will provide protection across a variety of platforms.

Major fire and explosion scenarios created by major impacts or by hostile weapons, which involve large fuel releases and an intense ignition source, are far beyond the ability of conventional fire suppression systems to control. BlastWrap™ products uniquely can prevent most such incidents from becoming disasters, and thus another fuel-related market opportunity exists for these complex systems.

Other BlastWrap™ uses would include munitions manufacturing, handling, (load/assembly/pack facilities) and storage (a very broad range from large depots to small magazines), explosives / munitions transport (again a wide array of small caliber ammunition to large rockets and missiles), military structures (wide range), military vehicles (land mine protection), shields/revetments and broad demilitarization efforts. Although this market is huge, it is difficult to assess since typical military mind-set has been to accept the dangers of Q-D (quantity/distance offsets) in transport and use, and even in storage when in any conflict.

We have divided the Military Market into the following sectors:

1. Military Logistics

In times of both war and peace, military institutions require a substantial sealift capability to transport potentially explosive and hazardous materials.

As an example of the amount of munitions carried on a single ship, the average US-flag ship carried an average 23,390 tons of dry cargo per ship in the Gulf War—the equivalent of 1,772 containers using the above 13.2 tons/container number. Thus, the loss of any of the sealift ships mentioned above would result in the loss of a month’s worth (or more) of munitions for the group conducting the shipping. BlastGard® Technology can be used to protect these sealifts from sympathetic detonation within, offensive attacks from the enemy or friendly fire mistakes. BlastWrap™ products would provide both major operational cost savings at almost every point along the logistics chain and perhaps as importantly, offer vital protection to what is recognized by military leaders as the greatest vulnerability to the nation’s military assets.

2. Defense/Storage of On-Base Munitions

The US Department of Defense (DOD) components are all major prospective markets for BlastWrap™. Additionally, demilitarization (“demil”—the destruction of excess or spent munitions) is a major activity at numerous bases, munitions facilities, and test ranges. Most important to our marketing plan is to take advantage of the numerous, substantial opportunities created by base closures and “dense-packing” of munitions, people, and high-value assets.

Our products make munitions storage a large potential market because munitions stored within BlastWrap™ lined spaces would be shifted from the type 1.1 (mass-detonating) category, which triggers the requirement for maximum separation, to the type 1.2 (non-mass-detonating) or 1.4 (insensitive) categories. The 1.2 and 1.3 categories require much less stringent storage requirements. BlastWrap™ Explosives Storage Units (ESUs) would specifically eliminate the safe-separation requirements for storing 1.1 explosives and propellants in an occupied laboratory located nearby occupied structures.

3. Military Vehicles

Our products offer a means of protecting vehicles against ground mine blasts, regardless of vehicle type or size, from small mini-pickups to heavy tractor-trailer combinations, both armored and “soft-skinned”.

Since World War 2, the majority of vehicle losses have been due to ground mines. Since the Arab-Israeli War of 1973, more than 90% of vehicles lost have been due to mines.

The trend in all modern armies is toward smaller and lighter vehicles, with thinner armor or none at all. This trend reflects the worldwide conflict situation, where hostilities involve guerilla or other dismounted forces widely scattered in friendly terrain (the 1990-1 Persian Gulf campaign was the last major clash of heavy armored forces). These smaller vehicles, such as the HMMV “Hummer”, are almost always destroyed by modern mines. Truck cabs of all sizes are also destroyed by almost every type of anti-vehicle mine, not just damaged. Since these vehicles are predominant in “peace-keeping” forces and rapid deployment groups, the fatality and major injury percentage is very high compared with tanks.

BlastWrap™ offers the capability of mitigating all seven mechanisms for achieving a vehicle “kill”. These mechanisms include total vehicle destruction (major disintegration, internal explosion, fire), incapacitating the crew (“g”-force accelerations that cause serious injury), loss of mobility (destroying wheels, tracks, and/or drive train), loss of vehicle control (steering damage or severe vehicle deformation), and immobilizing through fuel loss (fuel tank or fuel line rupture). There are numerous locations for BlastWrap™ products that would provide the necessary protection, including exterior panel attachments, substitutions for existing vehicle “skins”, and behind-armor panels to mitigate internal blast effect and suppress internal fires.

4. Defense/Combat Systems

An additional area of focus for us is in the Defense market is major DOD system developments and upgrades. This includes the Air force’s production of combat aircraft, the Navy’s combat fleet and the Army’s ‘Future Combat System’ family of air-transportable vehicles. While the DOD presents a viable market for the use of blast mitigation products that offer substantial system survivability, reduced weight, and other advantages, the organization’s purchase cycles are too uncertain and invariably prolonged, and the cost of participation for a contractor is very high.

We are quite interested in participating in aircraft and vehicle programs when its efforts and materials are paid as a subcontractor, and/or when there is tangible marketing value that can be clearly defined if we are involved in such programs. One such area is in retrofits and replacement programs for the Army’s medium and heavy truck fleets (dominated by Oshkosh and Stewart & Stevenson).

We have limited influence within this market.

5. Naval Vessels

Newer warships primarily use gas turbine engines, which use the same fuel as jet aircraft. These engines are confined in a noise/heat reducing enclosure. Most of the remaining types use diesel engines, as do most military GE LM2500 Marine Gas Turbine Engine vehicles and trucks.

Diesel or kerosene-type fuels’ vapors can generate explosive pressure in confined spaces. This is less of a problem in ground combat vehicles (where pool fires are more of a threat), but is a serious problem aboard a ship. Both accidents and hostile action can generate a fuel mist in a confined space, which can then ignite the flammable mix. The most likely severe hazard scenario is a fireball involving a fuel mist.

BlastWrap™ in locations distributed around a shipboard or a vehicle engine compartment will suppress fireballs and minimize heating of metal surfaces by a flash fire. Without BlastWrap™, fireballs and flash fires created in fuel mists would rapidly incapacitate personnel in the compartment. If the compartment is open to outside air (through a hull rupture, missile entrance, or to another compartment), any Halon fire extinguishants, if used, will rapidly escape and the compartment fire will rapidly become uncontrollable.

While BlastGard® Technology can be effectively applied on board and throughout naval ships, this target market will not be pursued during our initial marketing push.

Government/ Municipal Market

We have divided the Government/Municipal Market into the following sectors:

1. Law Enforcement/Security

The most common types of improvised explosive devises (IED) encountered by fire/rescue and law enforcement personnel in the US are pipe bombs, Molotov cocktails and other improvised explosive/incendiary devices. The most common explosive materials used in these devices are flammable liquids and black powder.

In a 1999 the National Institute of Justice conducted a survey to determine what technologies are needed by State and local law enforcement agencies to combat terrorism. Participants in the interviews and group discussions noted more than 100 unmet technology needs. Of those, the second most common need among all law enforcement agencies was the means to detect, analyze, disarm and disable explosives. The fourteenth most requested technology was a containment vessel and vehicle for explosive devices. It was requested that these devices be capable of containing the fragments of the device for investigative purposes and be affordable. One bomb technician noted that his agency’s containment vessels cost in excess of $100,000 each and as a result, too few were available. The study showed, that technology needs expressed were remarkably similar across the country with minor regional differences and that affordability appeared to be an overriding concern of all law enforcement agencies.

Recognizing an immediate need and the ability to provide a cost effective solution, we have developed the First Responder. The First Responder is a new and effective transportable blast management and mitigation unit that can be used to handle hazardous situations by law enforcement, fire/rescue and bomb squads. The BlastWrap™ First Responder is an IED box produced with lightweight materials and can be folded into a size stored easily in the trunk of a law enforcement vehicle or locker compartment on a fire rescue vehicle. BlastWrap™ First Responder boxes have been designed in conjunction with the NYPD Bomb Squad and the LA County Sheriff’s Dept. The First Responder will be an effective means to mitigate blast and fire effects at a fraction of the cost of existing or competing technologies and devices.

2. Government Buildings/Structures (Embassies)

The explosion, that ripped through the Alfred P. Murrah Federal Building in Oklahoma City on April 19, 1995 killed 168 people, injured more than 500 others and damaged more than 300 buildings. While the probability of becoming the victim of a terrorist attack has changed recently, it still remains low, but the cost of such an attack continues to skyrocket. According to The Sentinel (Vol. 1, No. 3, Third Quarter 1993), a publication of the Industrial Risk Insurers, explosion has the highest average dollar loss of all hazardous events. Therefore, another cost factor entering today’s construction and building operation economy is blast mitigation costs. With the recent evens of September 11th, insurance costs have risen dramatically as the threat of terrorism becomes a reality. We believe that BlastWrap™ may help companies reduce these costs and related liabilities from unexpected explosions.

3. Research Facilities and Laboratories

Research facilities deal with a large amount of explosive and hazardous materials. Both universities and government facilities work with explosive elements on a daily basis, from conducting tests to exploring new materials and compounds. Such installations are in need of mitigation protection in storage and to prevent sympathetic detonation or damage to property or persons. BlastWrap™ is ideally suited for these environments. These products can reduce potential damage for personnel and property during the use and storage of the explosive elements.

Marketing Strategy

Our engineers and design personnel are some of the premier experts in the field of blast effect mitigation. Personnel already employed by us and those agreed to become part of the BlastGard® team are some of the world’s authorities in blast mitigation design and testing. With a proven product trademarked and patent-pending under the name BlastWrap™, we are positioned to fill the expansive needs associated with blast and fire mitigation across numerous industries throughout the world. We have only begun to address the many uses and designs in which BlastWrap™ can be effectively applied.

Our BlastGard® Technology can provide blast mitigation solutions for numerous industries across various market segments. However, we recognize that some industries will have significant barriers to entry and/or long lead times or conversely, provide an immediate revenue source. Having limited resources, we have researched each target market, ranked each market and divided the markets into two groups; markets that will require a strategic partnership to penetrate and markets we will sell directly to. We have developed a three-pronged approach to market our BlastGard® Technology.

The three-pronged approach will maximize market penetration while minimizing cost. Our approach is to:

•	Develop Strategic Partners in existing well-defined markets.

•	Initiate a Direct Sales Approach. We intend to hire four market focused sales representatives to work with the top four markets. In addition, we will retain commercial representatives who will be licensed to sell BlastGard® Technology to specific markets.

•	Inform and Educate. Our marketing team, through the Director of Marketing, will seek to create awareness of BlastGard® Technology in the public, commercial and private sectors.

Employees

As of September 30, 2004, we had 4 full time employees. Additional sales and marketing personnel may be hired in the future as our sales efforts require such additional personnel.

DESCRIPTION OF PROPERTY

We do not own ant real estate properties. We are located in a 6,000 square foot facility at 12900 Automobile Blvd., Suite D, Clearwater, Florida. We pay a base monthly rent of approximately $700, which includes rent, common area maintenance, insurance and real estate taxes. Management believes that these facilities are adequate for our current and anticipated needs. We pay rent pursuant to a sublease from Michael J. Gordon, an officer and director, which expires on May 31, 2005. . Management believes that the rent rate is at or below market cost for similar space and that the facilities are adequate for our current and anticipated needs.

LEGAL PROCEEDINGS

We are not a party to any legal proceeding.

MARKET FOR COMMON STOCK AND RELATED SHAREHOLDER MATTERS

There is a limited public market for our Common Stock. Our Common Stock has been quoted on the OTC Bulletin Board under the symbol “BLGA” since March 29, 2004. Prior to that date, the symbol was “OPUR.” The following table sets forth the range of high and low bid prices for our Common Stock for each quarterly period indicated.

Quarter Ended	High Bid	Low Bid
September 30, 2004	$4.25	$1.30
June 30, 2004	$7.00	$3.30
March 31, 2004	$6.00	$0.16

December 31, 2003	$0.25	$0.01
September 30, 2003	$0.05	$0.01
June 30, 2003	$0.02	$0.01
March 31, 2003	$0.03	$0.01

December 31, 2002	$0.065	$0.012
September 30, 2002	$0.14	$0.022
June 30, 2002	$0.20	$0.06
March 31, 2002	$0.85	$0.105

The prices in the table have not been adjusted to reflect a 1:5 reverse split of the outstanding common stock that occurred on March 31, 2004 and a 1:15 reverse split of the outstanding common stock that occurred on September 29, 2003.

The source of this information is the OTC Bulletin Board and other quotation services. The quotations reflect inter-dealer prices, without retail markup, markdown or commission and may not represent actual transactions.

Holders

As of November September 30, 2004, there were approximately 156 holders of record of our common stock (this number does not include beneficial owners who hold shares at broker/dealers in “street-name”).

Dividends

To date, we have not paid any dividends on its common stock and do not expect to declare or pay any dividends on such common stock in the foreseeable future. Payment of any dividends will be dependent upon future earnings, if any, our financial condition, and other factors as deemed relevant by our Board of Directors.

MANAGEMENT’S PLAN OF OPERATION

Statements contained herein that are not historical facts are forward-looking statements as that term is defined by the Private Securities Litigation Reform Act of 1995. Although we believe that the expectations reflected in such forward-looking statements are reasonable, the forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. We caution investors that any forward-looking statements made by us are not guarantees of future performance and that actual results may differ materially from those in the forward-looking statements. Such risks and uncertainties include, without limitation: well-established competitors who have substantially greater financial resources and longer operating histories, regulatory delays or denials, ability to compete as a start-up company in a highly competitive market, and access to sources of capital.

The following discussion and analysis should be read in conjunction with our financial statements and notes thereto included elsewhere in this Prospectus. Except for the historical information contained herein, the discussion in this Prospectus contains certain forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. The cautionary statements made in this Prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this Prospectus. Our actual results could differ materially from those discussed here.

Introduction

On January 31, 2004, pursuant to an Agreement and Plan of Reorganization (“Reorganization Agreement”), we acquired 100% of the issued and outstanding common stock of BlastGard Technologies, Inc. (“BTI”), a Florida corporation, from BTI’s shareholders, in exchange for an aggregate of 91,000,000 shares of our common stock. BTI is a development stage company that was created to develop, design, manufacture, and market proprietary blast mitigation materials. BTI’s patent-pending BlastWrap™ technology is designed to effectively mitigate blasts and suppress fires resulting from explosions. As a result of the Reorganization Agreement, a change in control and change in management of the Company occurred and BTI became a wholly-owned subsidiary of the Company. The Reorganization Agreement also provided that the Company hold a shareholders meeting to (i) change the name of the corporation to BlastGard International, Inc., and (ii) approve a reverse split of the outstanding common stock on a 5:1 basis. A Special Shareholder meeting was held on March 12, 2004, and both proposals were approved. The name change and the reverse split of the outstanding common stock became effective on March 31, 2004.

We intend to focus exclusively on the business plan of BTI. BTI was formed on September 26, 2003, and is a development stage company. BTI’s audited financial statements do not reflect any material operations, revenues or liabilities. BTI acquired its only significant asset, a patent application for BlastWrap™, in January 2004.

Financial Results

Pursuant to the Reorganization Agreement, BTI became a wholly-owned subsidiary of our Company. However, for accounting purposes, the acquisition has been treated as a recapitalization of BTI, with our Company the legal surviving entity.

We are considered a development stage company and have recorded only nominal revenues from inception to date. At September 30, 2004, we had an accumulated deficit of $2,110,173, and cash on hand of $167,932.

To date, we have relied on management’s ability to raise capital through equity private placement financings to fund its operations. During the current fiscal year, we raised capital through the following private placement transactions:

In February 2004, we raised $200,000 by selling 200,000 (as adjusted to reflect the 1:5 reverse split of the outstanding common stock that occurred on March 31, 2004) shares of common stock to five investors. Substantially all of these funds had been used primarily to compensate employees and consultants, during the first quarter of 2004.

During the quarter ending June 30, 2004, we raised $944,050 by selling 629,367 shares of its restricted common stock (at $1.50 per share) to 34 accredited investors. These funds have been used to implement our business plan.

During the quarter ending September 30, 2004, we raised $193,250 by selling 128,834 shares of restricted common stock (at $1.50 per share) to twelve accredited investors. These funds have been used to implement our business plan.

In December 2004, we raised $1,420,000 from five investors in a convertible debt financing, and issued to the invstors secured convertible notes and common stock purchase warrants.

The notes each bear an interest rate of 8% per annum, with a default interest rate of 15% per annum. Aggregate monthly payments of 1.2% of the principal amount are due commencing November 1, 2005 through April 30, 2006, then aggregate monthly payments of 3% of the principal amount are due commencing May 1, 2006 through October 31, 2006, and then aggregate monthly payments of 6% of the principal amount are due commencing November 1, 2006 through October 31, 2007. Payments will be applied first to accrued interest and then to principal. The balance of the unpaid principal and any unpaid interest is due on October 31, 2007.

The individual note holders have the right, at their option, to convert the principal amount of the note, together with all accrued interest thereon in accordance with the provisions of and upon satisfaction of the conditions contained in the note, into fully paid and non-assessable shares of our common stock at a conversion price of $1.50 per share, subject to adjustment in certain circumstances if the notes are then outstanding, such as a stock split, combination or dividend; or in the event we issue shares of common stock for consideration of less than the exercise price. In addition, if, by March 16, 2006, the notes are still outstanding, the exercise price will be reduce by one-third unless we report gross revenues of at least $15 million or net profits of at least $1 million.

We can require the holders to convert the notes into shares of common stock if a registration statement for the resale of the underlying shares is effective and the common stock has traded above $2.50 per shares for ten consecutive days. The amount that the holders can be required to convert is limited to the aggregate dollar volume traded over the past seven trading days (pro-rated among all holders), but no holder is required to convert an amount that result in the holder becoming the beneficial owner of more than 4.99% of the outstanding common stock on the date of conversion.

The notes are secured by all of the assets of BlastGard International, Inc, and its wholly-owed subsidiary, BlastGard Technologies, Inc., until the notes have been fully paid or fully converted into common stock.

Also in connection with this sale, we issued the note holders two types of warrants to acquire shares of our common stock. We issued to the investors “Class A” Common Stock Purchase Warrants which entitle the investors to acquire an aggregate of 473,336 shares of our common stock at an exercise price of $2.09 per share (i.e., 110% of the closing bid price on the day before the Closing Date), are exercisable for a period of five years and contain a “cashless exercise” provision that applies only in the event that a registration statement for the resale of the shares is not effective.

We issued to the investors “Class B” Common Stock Purchase Warrants entitling them to acquire an aggregate of 141,999 shares of our common stock at an exercise price of $3.00 per share, are exercisable for a period of three years and contain a “cashless exercise” provision that applies only in the event that a registration statement for the resale of the shares is not effective.

Andrew Garrett, Inc., acted as placement agent in this transaction. The placement agent was paid a cash fee of $99,400, which represents 7% of the gross proceeds, and is also entitled to a 5% fee upon exercise of warrants by the investors, if any. We also issued the placement agent a warrant to acquire an aggregate of 82,834 shares of our common stock at an exercise price of $2.09 per share, and a warrant to acquire 4,870 shares of our common stock at an exercise price of $3.00 per share. The placement agent’s warrants are exercisable for a period of five years and contain a “cashless exercise” provision that applies only in the event that a registration statement for the resale of the shares is not effective.

Need for Additional Funding

We believe that we have adequate cash-on-hand to fund our operations through the third quarter of 2005, but we unless we begin to generate adequate revenues we will require additional capital to enable it to continue as a going concern. There can be no assurance that market conditions will permit us to raise sufficient funds or that additional financing will be available when needed or on terms acceptable to us. There can be no assurance that we will be able to continue as a going concern or achieve material revenues or profitable operations.

DIRECTORS AND EXECUTIVE OFFICERS

The Company has a Board of Directors which is currently comprised of three members. Each director holds office until the next annual meeting of shareholders or until a successor is elected or appointed. The members of our Board of Directors and our executive officers and their respective age and position are as follows:

Name	Age	Position with Registrant	Director of Registrant Since
James F. Gordon	61	CEO, Chairman & Director	January 2004

John L. Waddell, Jr.	62	President, Chief Operating Officer and Director	January 2004

Michael J. Gordon	46	CFO, VP – Corporate Administration and Director	January 2004

Kevin J. Sharpe	44	VP – Engineering & Product Development	N/A

James F. Gordon – Chairman, Chief Executive Officer and Board member. As co-inventor of BlastWrap™, Mr. Gordon is responsible for the overall policies, management development and the Company’s future expansion and promotion of BlastWrap™ products. Mr. Gordon has 25 years of sales and marketing experience as a licensed real estate broker and appraiser. He co-founded and was Vice President of Sea Gull Ltd. Builders, a successful land development and construction company. For sixteen years, Mr. Gordon designed and constructed executive single-family homes. He later focused on the design, construction and sale of Medical Condo office buildings, and is considered by the New Jersey Courts as an expert in zoning and land development issues. Since 1995, he has been the President of Purple’s Inc. an award winning, 275 seat 1920’s Art Deco restaurant that he and his wife Bonnie, designed and built in 1995. Mr. Gordon received his Bachelor of Science Degree from Monmouth University, West Long Branch, New Jersey. Mr. Gordon is also a U.S. Army veteran.

John L. Waddell, Jr. – President, COO and Board member and co-inventor of BlastWrap™. Mr. Waddell has over 35 years experience as a corporate executive in various domestic and international management positions including two large multi-national corporations, United States Steel Corporation and Mannesmann AG of Germany. As the President & CEO of Mannesmann Oilfield Tubulars Corporation and subsequently as one of the founders, President & CEO of Peregrine Energy, Inc., Mr. Waddell hired personnel, set policies and procedures, directed sales and orchestrated the design and installation of efficient data management systems. Mr. Waddell brings skills in manufacturing, planning and operational and executive management to BlastGard International, Inc. Mr. Waddell has a Bachelor of Arts in Economics from Duke University, Durham, North Carolina.

Michael J. Gordon – Chief Financial Officer, Vice President - Corporate Administration and Board member. From April 1998 through December 2002, Mr. Gordon was co-owner, Vice President and Board member of BBJ Environmental Solutions, which conducts research on the causes of, and develops solutions to, biologically related indoor air quality problems, including research in bio-defense and emerging infectious diseases, such as Anthrax. From August 1987 through December 1997, Mr. Gordon was employed by Phoenix Information Systems Corp., where he was responsible for overseeing administrative operations, the filing of all SEC reports and documents, company news releases and public relations. Before joining Phoenix, Mr. Gordon served as Director of Legacies and Planned Giving for the American Cancer Society. Mr. Gordon received his Bachelor of Science degree from the State University of New York in 1980.

Kevin J. Sharpe – Vice President – Engineering & Product Development. Mr. Sharpe has over 20 years experience in explosive engineering, structural response to blast loading and ballistic impact, explosives and munitions design and ordnance disposal. From 1981 through 1993, Mr. Sharpe was a research scientist at Atomic Weapons Establishment in Essex, England, conducting research into blast mitigation systems, training UK and US military in use and deployment of blast mitigation and particulate entrapment systems, designing and development of advanced explosive systems, planning and conducting military training courses and exercises, and conducting explosive trials and testing. From 1993 through 2003, Mr. Sharpe was Technical Leader/Project Manager for Dstl/DERA (Defence Science

and Technology Laboratory (an agency of the UK Ministry of Defence)/Defence Evaluation and Research Agency), where he conducted research into Special Projects. With Security Clearance of Top Secret Strap 2 and Secret Atomic Principle, Mr. Sharpe developed special purpose tools and techniques to meet military user aspirations, such as training special forces troops; training EOD/IEDD end users; developing protection systems for aircraft; conducting cockpit voice recorder research; support for US air accident investigations; membership of Emergency Response teams; developed explosive welding techniques for aircraft component fabrication; designed and developed novel explosive compositions for target specific applications; membership of the Institute of Explosive Engineers (IEE); membership of the Institute of Accident Investigators and Bomb Technicians; presentation on aircraft hardening to ISASI; presentation to ISASI on aircraft health monitoring and explosion location; annual presentations on blast mitigation and protection to the Group of Experts in Mitigation Systems (GEMS - a symposium set up to monitor advances in blast mitigation technology by the UK security services); and published numerous classified reports on Special Projects, Aircraft Hardening, EOD and IEDD etc. Born in London, England, Mr. Sharpe received his Higher National Certificate in Mechanical Engineering and Applied Physics from Anglia Higher Education College, Cambridge Explosive Engineering.

Family Relationships

James F. Gordon (an officer and director), Michael J. Gordon (an officer and director) are brothers.

Audit Committee and Audit Committee Financial Expert Disclosure

The Company does not have a separately-designated standing audit committee at this time because it is not required to do so. Accordingly, the Company does not have an audit committee financial expert.

Code of Ethics

On August 4, 2004, the Board of Directors established a written code of ethics that applies to our senior executive and financial officers. A copy of the code of ethics is posted on our website at www.blastgardintl.com and or may be obtained by any person, without charge, who sends a written request to BlatGard International. Inc., c/o Investor Relations, 12900 Automobile Blvd., Suite D, Clearwater, Florida 33762.

OWNERSHIP OF SECURITIES BY BENEFICIAL OWNER AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of November 30, 2004 by all persons known by us to be beneficial owners of more than 5% of its common stock and all of our officers and directors, both individually and as a group. Unless otherwise indicated, all shares are directly beneficially owned and investing power is held by the persons named.

Name and Address of Beneficial Owner (n1)	Amount and Nature of Beneficial Ownership (n1)	Percentage Outstanding (n2)
James F. Gordon (n3)	5,023,400	23.4%
John L. Waddell, Jr. (n4)	5,350,400	24.9%
Michael J. Gordon (n5)	2,534,200	11.9%
Kevin J. Sharpe (n6)	400,000	*
Includes all of our officers and Directors as a group (4 persons)	13,326,000	59.3%

*	Represents less than one percent of the outstanding shares of common stock.

(n1)	Unless otherwise indicated, all shares are directly beneficially owned and investing power is held by the persons named. The address of each person is c/o BlastGard International, Inc. at 12900 Automobile Blvd., Suite D, Clearwater, FL 33762.

(n2)	Based upon 21,057,625 shares of Common Stock outstanding as of November 30, 2004, plus the amount of shares each person or group has the right to acquire within 60 days under options, warrants, rights, conversion privileges, or similar obligations.

(n3)	James F. Gordon is an officer and director of our Company. Includes options to purchase 400,000 shares of our common stock.

(n4)	John L. Waddell, Jr. is an officer and director of our Company. Includes options to purchase 400,000 shares of our common stock.

(n5)	Michael J. Gordon is an officer and director of our Company. Includes options to purchase 200,000 shares of our common stock.

(n6)	Kevin J. Sharpe is an officer of our Company. Includes options to purchase 400,000 shares of our common stock.

Equity Compensation Plan Information

We do not currently have a formal Employee Benefit and Consulting Services Compensation Plan in effect. However, during the current fiscal year, we granted options to acquire shares of restricted common stock that were not pursuant to a formal equity compensation plan (and not approved by shareholders): we granted an aggregate of 1,960,000 options to four officers and an aggregate of 167,000 options to five consultants; the exercise price of all options granted was $2.00 per share.

EXECUTIVE COMPENSATION

From September 26, 2003 (Inception) through December 31, 2003, no executive officer had salaries and bonuses of $100,000 or more.

All of our executive officers received employment contracts in 2004. The following table reflects certain compensation due to be paid to our Executive Officers during the current fiscal year.

Annual Compensation

(a) Name And Principal Position	(b) Year	(c) Salary($)	(d) Bonus($)	(e) Other Annual Compensation ($)
James F Gordon, CEO	2004	175,000	-0-	-0-
	2003	-0-	-0-	-0-
John L Waddell, Jr., President, COO	2004	150,000	-0-	-0-
Kevin J. Sharpe, VP	2004	125,000	-0-	-0-
Michael J. Gordon, CFO, VP	2004	125,000	-0-	-0-

Long Term Compensation

(a) Name And Principal Position	(b) Year	Awards		Payouts
		(f) Restricted Stock Award(s) ($)	(g) Number Of Options / Warrants	(h) LTIP Payouts ($)	(i) All Other Compensation ($)
James F Gordon, CEO	2004	-0-	580,000	-0-	-0-
	2003	-0-	-0-	-0-	-0-
John L Waddell, Jr., President, COO	2004	-0-	580,000	-0-	-0-
Kevin J. Sharpe, VP	2004	-0-	500,000	-0-	-0-
Michael J. Gordon, CFO, VP	2004	-0-	300,000	-0-	-0-

OPTION/SAR GRANTS

We did not grant any options or any stock appreciation rights during the year ended December 31, 2003. We have not grant any stock appreciation rights.

The information provided in the table below provides information with respect to individual grants of our stock options through September 30, 2004 of the current fiscal year to the executive officers named in the summary compensation table above.

Individual Grants

(a) Name	(b) Options Granted (#)	(c) % of Total Options/ Granted to Employees in Fiscal Year (1)	(d) Exercise Price ($/ Sh)	(e) Expiration Date
James F. Gordon	580,000	28.0	2.00	12/31/07
John L. Waddell, Jr.	580,000	28.0	2.00	12/31/07
Kevin J. Sharpe	500,000	25.0	2.00	12/31/07
Michael J. Gordon	300,000	14.0	2.00	12/31/07

(1)	The percentage of total options granted to our employees in 2004 (as of June 30, 2004) is based upon options granted to officers, directors and employees totaling 2,060,000.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR END OPTION/SAR VALUES

This table has been omitted because there were no options/SARs held by or exercised by any of the executive officers during the year ended December 31, 2003.

LONG-TERM INCENTIVE PLANS (“LTIP”) - AWARDS IN LAST FISCAL YEAR

This table has been omitted, as no executive officers named in the Summary Compensation Table above received any awards pursuant to any LTIP during the fiscal year ended December 31, 2003.

COMPENSATION OF DIRECTORS

No compensation was paid to our Directors for any service provided as a Director during the year ended December 31, 2003. There are no other formal or informal understandings or arrangements relating to compensation; however, Directors may be reimbursed for all reasonable expenses incurred by them in conducting our business. These expenses would include out-of-pocket expenses for such items as travel, telephone, and postage.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL

ARRANGEMENTS

All four executive officers have written employment agreements.

The agreement with James F. Gordon provides for a term that commenced January 31, 2004 and ends December 31, 2007, an annual salary of $175,000 per year, and options to purchase 580,000 shares of common stock at $2.00 per share that expire December 31, 2007 and vest as follows: 200,000 on June 30, 2004, 200,000 on January 1, 2005 and 180,000 on January 1, 2006.

The agreement with John L. Waddell, Jr. provides for a term that commenced January 31, 2004 and ends December 31, 2007, an annual salary of $150,000 per year, and options to purchase 580,000 shares of common stock at $2.00 per share that expire December 31, 2007 and vest as follows: 200,000 on June 30, 2004, 200,000 on January 1, 2005 and 180,000 on January 1, 2006.

The agreement with Michael J. Gordon for a term that commenced January 31, 2004 and ends December 31, 2007, an annual salary of $125,000 per year, and options to purchase 300,000 shares of common stock at $2.00 per share that expire December 31, 2007 and vest as follows: 100,000 on June 30, 2004, 100,000 on January 1, 2005 and 100,000 on January 1, 2006.

The agreement with Kevin J. Sharpe provides for a term that commenced February 1, 2004 and ends December 31, 2007, an annual salary of $100,000 per year, and options to purchase 525,000 shares of common stock at $2.00 per share that expire December 31, 2007 and vest as follows: 200,000 on June 30, 2004, 200,000 on January 1, 2005 and 125,000 on January 1, 2006.

Each agreement provides for severance pay in the event of termination without cause equal to the greater of twelve months of salary or the balance due from the date of termination until the expiration date of the contract.

Our Board of Directors has complete discretion as to the appropriateness of (a) key-man life insurance, (b) obtaining officer and director liability insurance, (c) employment contracts with and compensation of executive officers and directors, (d) indemnification contracts, and (e) incentive plan to award executive officers and key employees.

Our Board of Directors is responsible for reviewing and determining the annual salary and other compensation of the executive officers and key employees of the Company. Our goals are to align compensation with business objectives and performance and to enable us to attract, retain and reward executive officers and other key employees who contribute to our long-term success. We intend to provide base salaries to our executive officers and key employees sufficient to provide motivation to achieve certain operating goals. Although salaries are not specifically tied into performance, incentive bonuses may be available to certain executive officers and key employees. In the future, executive compensation may include without limitation cash bonuses, stock option grants and stock reward grants.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Some of the paragraphs to follow describe transactions between BlastGard International, Inc. and its officers, directors and affiliated persons. Those transactions that occurred prior to January 31, 2004, which resulted in the issuance of shares in BlastGard Technologies, Inc.’s common stock, were later exchanged into shares of BlastGard International, Inc.’s common stock.

During the last two fiscal years, we entered into the following transactions in which our current or former officers and directors had a material interest:

In connection with the February 5, 2002 acquisition of 100% of the issued and outstanding common stock of ToolTrust, the following occurred:

•	Robert P. Gordon became an officer and director of the Company and was issued 500,000 shares of the Company’s restricted common stock and became an officer and director of the Company. Mr. Gordon’s wife, Elizabeth Gordon, was issued 700,000 shares of the Company’s restricted common stock.

•	Robert Gordon’s brother, Michael Gordon, was issued 1,000,000 shares of the Company’s restricted common stock, and Robert Gordon’s mother-in-law was issued 1,500,000 000 shares of the Company’s restricted common stock. Robert Gordon disclaims beneficial ownership of the shares owned by Michael Gordon and Jane Hollister.

•	Joseph R. King became a director of the Company and was issued 1,200,000 shares of the Company’s restricted common stock and became a director of the Company. Mr. King’s wife, Sandy King, was issued 1,300,000 shares of the Company’s restricted common stock.

On March 25, 2003, Joseph R. King was issued 3,000,000 shares of the Company’s restricted common stock as compensation for services rendered.

On March 25, 2003, we entered into an agreement with BlastGard, Inc. (BlastGard Technologies, Inc. is not the same entity as BlastGard, Inc.) pursuant to which the Company issued five million shares of restricted stock to BlastGard in exchange for the right to distribute and sell BlastGard products in China. James Gordon is an officer and director of BlastGard and Michael Gordon is an officer of BlastGard. James and Michael Gordon are brothers of Robert Gordon, who was an officer and director of the Company at that time. In January 2004, these shares were returned to the Company and cancelled.

On January 9, 2004, we issued an aggregate of 202,000 shares to Robert P. Gordon, an officer and director of the Company at that time, as follows: 130,000 shares were issued in settlement of $13,000 in accrued salary and 72,000 shares were issued in settlement of $7,200 in accrued rent expense.

On January 9, 2004, we issued an aggregate of 330,000 shares to Paul W. Henry, a director of the Company at that time, in settlement of $33,000 in accrued consulting fees.

On January 31, 2004, we acquired 100% of the issued and outstanding common stock of BlastGard Technologies, Inc., a Florida corporation (“BTI”), from the nine shareholders of BTI in exchange for an aggregate of 91,000,000 shares of our Company’s common stock pursuant to an Agreement and Plan of Reorganization. The following person, all of whom were BTI shareholders prior to the reorganization, acquired an interest in our Company:

•	James F. Gordon acquired 24,752,000 shares of common stock of the Company and became an officer and director of the Company.

•	Michael J. Gordon acquired 12,376,000 shares of common stock of the Company and became an officer and director of the Company.

•	John Waddell, Jr. acquired 24,752,000 shares of common stock of the Company and became an officer and director of the Company

•	Robert P. Gordon acquired 5,187,000 shares of common stock of the Company and resigned as an officer and director of the Company.

•	Paul W. Henry acquired 637,000 shares of common stock of the Company and resigned as a director of the Company.

SELLING SECURITYHOLDERS

The following table provides certain information with respect to the selling shareholders’ beneficial ownership of our common stock as of November 30, 2004, and as adjusted to give effect to the sale of all of the shares offered hereby. To the best of our knowledge, none of the selling shareholders currently is an affiliate of ours, and none of them has had a material relationship with us during the past three years. None of the selling shareholders are or were affiliated with registered broker-dealers. See “Plan of Distribution.” The selling shareholders possess sole voting and investment power with respect to the securities shown.

NAME OF EACH SELLING STOCKHOLDER	SHARES BENEFICIALLY OWNED PRIOR TO OFFERING	MAXIMUM SHARES OFFERED IN OFFERING	SHARES OWNED AFTER OFFERING	% SHARES BENEFICIALLY OWNED BEFORE /AFTER
Daniel Katz	25,000	25,000	-0-	*	-0-
Fred Shapss	25,000	25,000	-0-	*	-0-
Alan Cornell	25,000	25,000	-0-	*	-0-
Ronald I. Shapss IRA	25,000	25,000	-0-	*	-0-
Ronald I. Shapss	50,000	50,000	-0-	*	-0-
Nicholas M. Strelchuk	50,000	50,000	-0-	*	-0-
C. Gale Alderman	30,000	30,000	-0-	*	-0-
B. B. Securities	15,000	15,000	-0-	*	-0-
Andrew Budkofsky	6,667	6,667	-0-	*	-0-
Coralinn J. Ciampa	10,000	10,000	-0-	*	-0-
Jennifer L. Cohen	2,000	2,000	-0-	*	-0-
Marc A. Cohen	5,000	5,000	-0-	*	-0-
Joseph D. Crowley	10,000	10,000	-0-	*	-0-
William Curtis	5,000	5,000	-0-	*	-0-
David E. D’Anna	50,000	50,000	-0-	*	-0-
John P. Daly	10,000	10,000	-0-	*	-0-
David C. Imboden	35,000	35,000	-0-	*	-0-
Leo J. Dolan	4,000	4,000	-0-	*	-0-
Michael N. Dorfman	5,000	5,000	-0-	*	-0-
Jeffrey A. Gardner	5,500	5,500	-0-	*	-0-
Robert A. Gillon, Sr. Trust DTD 9/5/90	30,000	30,000	-0-	*	-0-
Robert Grosser	5,000	5,000	-0-	*	-0-
Jack M. Heald	3,000	3,000	-0-	*	-0-
Adele H. Hepburn	15,000	15,000	-0-	*	-0-
Austin B. Hepburn	5,000	5,000	-0-	*	-0-
Keystone Nittany Ventures, LLC	20,000	20,000	-0-	*	-0-
Peter Leibowitz	10,000	10,000	-0-	*	-0-
James & Diane Macfarlane	25,000	25,000	-0-	*	-0-
James B. Maines & James Maines JTWROS	45,000	45,000	-0-	*	-0-
Peter J. McGuire	20,000	20,000	-0-	*	-0-
F. Stanton Moyer	20,000	20,000	-0-	*	-0-
Elizabeth L. Nelson	7,000	7,000	-0-	*	-0-
Michael J. O’Brien Sr.	60,000	60,000	-0-	*	-0-
Robert G. Padrick, Trustee FBO Kellie Nicole Padrick	4,900	4,900	-0-	*	-0-

NAME OF EACH SELLING STOCKHOLDER	SHARES BENEFICIALLY OWNED PRIOR TO OFFERING	MAXIMUM SHARES OFFERED IN OFFERING	SHARES OWNED AFTER OFFERING	% SHARES BENEFICIALLY OWNED BEFORE /AFTER
Robert G. Padrick, Trustee FBO Robert G. Padrick P/S/P	9,800	9,800	-0-	*	-0-
Robert G. Padrick	5,000	5,000	-0-	*	-0-
Neil L. Parker	1,667	1,667	-0-	*	-0-
William Recktenwald, DMD, PC	20,000	20,000	-0-	*	-0-
Lee R. Roper	10,000	10,000	-0-	*	-0-
John S. Rupp	5,000	5,000	-0-	*	-0-
Jeff & Meryl Schwartz	17,000	17,000	-0-	*	-0-
Ronald Shapss TTEE R Shapss MPP/PS, FBO R Shapss	40,000	40,000	-0-	*	-0-
Jay Silberman	50,000	50,000	-0-	*	-0-
Gertrude T. Stevens	50,000	50,000	-0-	*	-0-
William L. Van Alen, Jr.	15,000	15,000	-0-	*	-0-
Donald J. Zelenka	10,000	10,000	-0-	*	-0-
John W. Ponton, Jr.	5,000	5,000	-0-	*	-0-
James P. MacCain	3,000	3,000	-0-	*	-0-
David Blackburn	10,000	10,000	-0-	*	-0-
Peter Grahm	20,000	20,000	-0-	*	-0-
Gay Vela	6,667	6,667	-0-	*	-0-
Frank Gallo	17,000	17,000	-0-	*	-0-
Alpha Capital Aktiengesellschaft	1,133,333	1,133,333	-0-	*	-0-
Genesis Microcap	286,667	286,667	-0-	*	-0-
Steven Gold	143,334	143,334	-0-	*	-0-
Asher Brand	28,667	28,667	-0-	*	-0-
TRW Holdings PTY Limited	143,334	143,334	-0-	*	-0-
Andrew Garrett, Inc.	87,804	87,804	-0-	*	-0-

We are registering the shares for resale by the selling securityholders in accordance with registration rights granted to the selling securityholders. We will pay the registration and filing fees, printing expenses, listing fees, blue sky fees, if any, and fees and disbursements of our counsel in connection with this offering, but the selling securityholders will pay any underwriting discounts, selling commissions and similar expenses relating to the sale of the shares, as well as the fees and expenses of their counsel. In addition, we have agreed to indemnify the selling securityholders and certain affiliated parties, against certain liabilities, including liabilities under the Securities Act, in connection with the offering. Certain selling securityholders have agreed to indemnify us against certain losses. Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors or officers, or persons controlling our Company, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Outstanding Common Stock

Between February 1 and February 28, 2004, we sold 200,000 shares of common stock at $1.00 per share to six accredited investors. Aggregate proceeds from the sale of the common stock was $200,000.00. In connection with the offering, we agreed to use its best efforts to file a registration statement to register the shares of common stock for resale by the investors.

Between April 1 and September 30, 2004, we sold 758,201 shares of common stock at $1.50 per share to forty-six accredited investors. Aggregate proceeds from the sale of the common stock was $1,137,300.50. In connection with the offering, we agreed to use its best efforts to file a registration statement to register the shares of common stock for resale by the investors.

Securities Convertible into Common Stock

Effective December 2, 2004, we entered into a series of simultaneous transactions with five investors whereby we agreed to borrow an aggregate principal amount of $1,420,000 and to issue to the investors secured convertible notes and common stock purchase warrants.

The notes each bear an interest rate of 8% per annum, with a default interest rate of 15% per annum. Aggregate monthly payments of 1.2% of the principal amount are due commencing November 1, 2005 through April 30, 2006, then aggregate monthly payments of 3% of the principal amount are due commencing May 1, 2006 through October 31, 2006, and then aggregate monthly payments of 6% of the principal amount are due commencing November 1, 2006 through October 31, 2007. Payments will be applied first to accrued interest and then to principal. The balance of the unpaid principal and any unpaid interest is due on October 31, 2007.

The individual note holders have the right, at their option, to convert the principal amount of the note, together with all accrued interest thereon in accordance with the provisions of and upon satisfaction of the conditions contained in the note, into fully paid and non-assessable shares of our common stock at a conversion price of $1.50 per share, subject to adjustment in certain circumstances if the notes are then outstanding, such as a stock split, combination or dividend; or in the event we issue shares of common stock for consideration of less than the exercise price. In addition, if, by March 16, 2006, the notes are still outstanding, the exercise price will be reduce by one-third unless we report gross revenues of at least $15 million or net profits of at least $1 million.

We can require the holders to convert the notes into shares of common stock if a registration statement for the resale of the underlying shares is effective and the common stock has traded above $2.50 per shares for ten consecutive days. The amount that the holders can be required to convert is limited to the aggregate dollar volume traded over the past seven trading days (pro-rated among all holders), but no holder is required to convert an amount that result in the holder becoming the beneficial owner of more than 4.99% of the outstanding common stock on the date of conversion.

The notes are secured by all of the assets of BlastGard International, Inc, and its wholly-owed subsidiary, BlastGard Technologies, Inc., until the notes have been fully paid or fully converted into common stock.

Also in connection with this sale, we issued the note holders two types of warrants to acquire shares of our common stock. We issued to the investors “Class A” Common Stock Purchase Warrants which entitle the investors to acquire an aggregate of 473,336 shares of our common stock at an exercise price of $2.09 per share (i.e., 110% of the closing bid price on the day before the Closing Date), are exercisable for a period of five years and contain a “cashless exercise” provision that applies only in the event that a registration statement for the resale of the shares is not effective.

We issued to the investors “Class B” Common Stock Purchase Warrants entitling them to acquire an aggregate of 141,999 shares of our common stock at an exercise price of $3.00 per share, are exercisable for a period of three years and contain a “cashless exercise” provision that applies only in the event that a registration statement for the resale of the shares is not effective.

The following table sets forth, with respect to each investor, the amount due under the convertible promissory note and the number of shares issuable upon exercise of warrants, after giving effect to the reverse split:

INVESTOR	PRINCIPAL AMOUNT CONVERTIBLE NOTE	NUMBER OF SHARES ISSUABLE UPON EXERCISE OF WARRANTS:
		CLASS A	CLASS B
Alpha Capital Aktiengesellschaft	$1,000,000	333,334	99,999
Genesis Microcap	$200,000	66,667	20,000
Steven Gold	$100,000	33,334	10,000
Asher Brand	$20,000	6,667	2,000
TRW Holdings PTY Limited	$100,000	33,334	10,000
TOTAL	$1,420,000	440,002	131,999

Andrew Garrett, Inc., acted as placement agent in this transaction. The placement agent was paid a cash fee of $99,400, which represents 7% of the gross proceeds, and is also entitled to a 5% fee upon exercise of warrants by the investors, if any. We also issued the placement agent a warrant to acquire an aggregate of 82,834 shares of our common stock at an exercise price of $2.09 per share, and a warrant to acquire 4,870 shares of our common stock at an exercise price of $3.00 per share. The placement agent’s warrants are exercisable for a period of five years and contain a “cashless exercise” provision that applies only in the event that a registration statement for the resale of the shares is not effective.

The Company has agreed to file a registration statement to register for resale by the investors up to 150% of the number of shares of common stock issuable to the investors upon conversion of the notes and exercise of the warrants, as well as to register for resale by the placement agent the shares of common stock issuable upon exercise of the placement agent’s warrants.

PLAN OF DISTRIBUTION

Each selling shareholder is free to offer and sell his or her common shares at such times, in such manner and at such prices as he or she may determine. The types of transactions in which the common shares are sold may include transactions in the over-the-counter market (including block transactions), negotiated transactions, the settlement of short sales of common shares or a combination of such methods of sale. The sales will be at market prices prevailing at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling shareholders have advised us that they have not entered into agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares. The selling shareholders do not have an underwriter or coordinating broker acting in connection with the proposed sale of the common shares.

The selling shareholders may sell their shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders. They may also receive compensation from the purchasers of common shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). Each selling shareholder and any broker-dealer that assists in the sale of the common stock may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Any commissions received by such broker-dealers and any profit on the resale of the common shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions.

The selling shareholders have agreed to comply with applicable securities laws. Each of the selling shareholders and any securities broker-dealer or others who may be deemed to be statutory underwriters will be subject to the prospectus delivery requirements under the Securities Act. The offer and sale by the selling shareholders may be a “distribution” under Regulation M, in which case the selling stockholder, any “affiliated purchasers”, and any broker-dealer or other person who participates in such distribution may be subject to Rule 102 of Regulation M until their participation in that distribution is completed. Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class of securities that are the subject of the distribution. A “distribution” is defined in Rule 102 as an offering of securities “that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods”. In addition Rule 101 under Regulation M prohibits any “stabilizing bid” or “stabilizing purchase” by a selling shareholder in connection with a distribution for the purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering.

Selling shareholders also may resell all or a portion of the common shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

We are responsible for all costs, expenses and fees incurred in registering the shares offered hereby. The selling shareholders are responsible for brokerage commissions, if any, attributable to the sale of such securities. We will not receive any of the proceeds from the sale of any of the shares by the selling shareholders.

We have also agreed to indemnify the selling shareholders against certain liabilities, including liabilities under the Securities Act.

DESCRIPTION OF SECURITIES

General

BlastGard International, Inc. is authorized to issue up to 100,000,000 shares of its common stock, $.001 par value, and 1,000 shares of Preferred Stock, $.001 par value per share. As of September 30, 2004, there were 21,057,625 shares of common stock issued and outstanding, and no shares of preferred stock were issued and outstanding.

Common Stock

The holders of the common stock are entitled to one vote per share on each matter submitted to a vote at any meeting of shareholders. Shares of common stock do not carry cumulative voting rights and, therefore, a majority of the outstanding shares of common stock will be able to elect the entire Board of Directors and, if they do so, minority shareholders would not be able to elect any members to the Board of Directors.

Shareholders have no preemptive rights to acquire additional shares of common stock or other securities. The common stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of our company, the shares of common stock are entitled to share equally in corporate assets after satisfaction of all liabilities.

The outstanding shares of common stock are fully paid and non-assessable. There are no outstanding options, warrants or rights to purchase shares of common stock, other than disclosed in this Registration Statement.

Preferred Stock

Our Articles of Incorporation authorize us to issue 1,000 shares of preferred stock, $.001 par value per share. The preferred stock may be divided into and issued in one or more series as may be determined by resolution of the board of directors. The board of directors is authorized, without any further action by the shareholders, to determine dividend rates, liquidation preferences, redemption provisions, sinking fund provisions, conversion rights, voting rights, and other rights, preferences, privileges and restrictions of any wholly unissued series of preferred stock and the number of shares constituting any such series. In addition, such preferred stock could have other rights, including voting and economic rights senior to the common stock so that the issuance of such preferred stock could adversely affect the market value of the common stock. The creation of one or more series of preferred stock also may have the effect of delaying, deferring or preventing a change in control of our company without any action by shareholders.

INDEMNIFICATION DISCLOSURE FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the company pursuant to the Colorado Business Corporation Act or the provisions of the Company’s Articles of Incorporation, as amended, or Bylaws, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for the indemnification against such liabilities (other than the payment by the company of expenses incurred or paid by a director, officer or controlling person of the company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXPERTS

The consolidated financial statements of BlastGard International, Inc. (formerly Opus Resource Group, Inc.) as of, and for the years ended, December 31, 2003 and 2002, and of BlastGard Technologies, Inc. as of and for the year ended December 31, 2003, appearing in this prospectus and registration statement, have been audited by Cordovano and Honeck, P.C., independent registered public accounting firm, as stated in their reports thereon, which reports each contain an explanatory paragraph relating to an uncertainty concerning their ability to continue as a going concern, as described in their notes to financial statements appearing elsewhere in this prospectus, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the securities offered by the prospectus is being passed upon for us by the law firm of Futro & Associates, P.C., 1401 - 17th Street, Suite 1150, Denver, CO 80202. The law firm and its members own 100,000 shares of restricted common stock.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

At your request, we will provide you, without charge, a copy of any exhibits to its registration statement. If you want more information, write or call us at:

BlastGard International, Inc.

12900 Automobile Blvd., Suite D

Clearwater, FL 33762

Attn: Investor Relations

Telephone: (727) 592-9400

Our fiscal year ends on December 31. We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the SEC’s public reference room in Washington, D.C. You can receive copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Our SEC filings are also available to the public on the SEC Internet site at http://www.sec.gov.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that, which is contained in this prospectus. Each selling stockholder named herein will be offering to sell shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

INDEX TO FINANCIAL STATEMENTS

Page
BLASTGARD INTERNATIONAL, INC.
(formerly Opus Resource Group, Inc.)
(A Development Stage Company)

Consolidated Financial Statements
December 31, 2003 and 2002

Report of Independent Accountants	F-2
Consolidated Balance Sheets	F-3
Consolidated Statements of Operations	F-4
Consolidated Statements of Stockholders’ Equity (Deficit)	F-5
Consolidated Statements of Cash Flows	F-6
Notes to Consolidated Financial Statements	F-7 – F-19

BLASTGARD INTERNATIONAL, INC.
(A Development Stage Company)

Consolidated Financial Statements
September 30, 2004
(Unaudited)

Consolidated Balance Sheets	F-20
Consolidated Statements of Operations	F-21
Consolidated Statements of Stockholders’ Equity (Deficit)	F-22
Consolidated Statements of Cash Flows	F-23
Notes to Consolidated Financial Statements	F-24 – F-27

BLASTGARD TECHNOLOGIES, INC.
(A Development Stage Company)

Consolidated Financial Statements
December 31, 2003

Report of Independent Accountants	F-28
Consolidated Balance Sheets	F-29
Consolidated Statements of Operations	F-30
Consolidated Statements of Stockholders’ Equity (Deficit)	F-31
Consolidated Statements of Cash Flows	F-32
Notes to Consolidated Financial Statements	F-33 – F-36

Pro Forma Condensed, Combined Financial Information
December 31, 2003
(unaudited)

Pro Forma Condensed, Combined Balance Sheet	P-1
Pro Forma Condensed, Combined Statement of Operations	P-2
Notes	P-3

To the Board of Directors and Shareholders:

OPUS Resource Group, Inc. (formerly OPUS Media Group, Inc.)

REPORT OF INDEPENDENT AUDITORS

We have audited the balance sheet of OPUS Resource Group, Inc. (formerly OPUS Media Group, Inc.) as of December 31, 2003, and the related statements of operations, changes in shareholders’ deficit and cash flows for the years ended December 31, 2003 and 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of OPUS Resource Group, Inc. as of December 31, 2003, and the results of its operations and its cash flows for the years ended December 31, 2003 and 2002, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered significant operating losses since inception, which raises a substantial doubt about its ability to continue as a going concern. Management’s plans in regard to this matter are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 11 to the financial statements, on January 31, 2004, the Company entered into an Agreement and Plan of Reorganization with Blastgard Technologies, Inc.

Cordovano and Honeck, P.C.

Denver, Colorado

March 19, 2004

OPUS RESOURCE GROUP, INC.

(Formerly OPUS Media Group, Inc.)

Balance Sheet

December 31, 2003
Assets

Property and equipment, net of accumulated depreciation of $49,674 (Note 3)	$2,149
Debt issue costs, net of $62,500 amortized to interest expense (Note 5)	62,500

$64,649

Liabilities and Shareholders’ Deficit

Current Liabilities:
Bank overdraft	$9
Accounts payable and accrued expenses	345,917
Indebtedness to related party (Note 2)	21,641
Note payable (Notes 5)	375,000
Accrued interest payable (Note 5)	13,402
Accrued interest payable to shareholder (Note 2)	1,072

Total current liabilities	757,041

Shareholders’ deficit (Note 6):
Preferred stock, $.001 par value; 1,000 shares authorized, -0- shares issued and outstanding	—
Common stock, $.001 par value; 100,000,000 shares authorized, 3,542,937 shares issued and outstanding	3,543
Outstanding common stock options - 670,433	223,308
Outstanding common stock warrants - 250,000	293,250
Additional paid-in capital	3,657,891
Retained deficit	(4,870,384)

Total shareholder’s deficit	(692,392)

$64,649

See accompanying notes to financial statements

OPUS RESOURCE GROUP, INC.

(Formerly OPUS Media Group, Inc.)

Statements of Operations

	Years Ended December 31,
	2003	2002
Revenue, net	$—	$358
Operating expenses:
Stock-based compensation (Notes 2 and 6):
Officers and directors	83,100	54,375
Consulting services	90,000	1,000,199
Legal services	5,000	262,754
Rent, related party (Note 2)	7,200	—
Selling, general and administrive	213,339	209,899
Marketing rights fees (Notes 6 and 10)	60,000	—
Cost for rescission of Plan of Reorganization (Note 8)	—	150,000
Loss on deposit following failed acquisition (Note 10)	245,000	—
Record label inducement fee (Note 9)	—	400,000
Depreciation and amortization	10,447	14,153
Asset impairment charge (Note 4)	—	31,917

Total operating expenses	714,086	2,123,297

Operating loss	(714,086)	(2,122,939)

Non-operating income:
Interest income	20	21
Interest expense (Notes 5 and 10)	(79,152)	(2,225)

Loss before income taxes	(793,218)	(2,125,143)

Income tax provision (Note 7)	—	—

Net loss	$(793,218)	$(2,125,143)

Basic and diluted loss per share	$(0.24)	$(1.34)

Basic and diluted weighted average common shares outstanding	3,255,298 *	1,590,177

*	Restated for 1:15 reverse common stock split (see Note 6)

See accompanying notes to financial statements

OPUS RESOURCE GROUP, INC.

(Formerly OPUS Media Group, Inc.)

Statement of Changes in Shareholders’ Deficit

	Preferred Stock		Common Stock		Outstanding Common Stock Options	Outstanding Common Stock Warrants	Additional Paid-In Capital	Deficit Accumulated During Development Stage	Total
	Shares	Par Value	Shares	Par Value
Balance at January 1, 2002	—	$—	10,501,500	$10,501	$16,858	$243,250	$1,581,955	$(1,952,023)	$(99,459)
January 2002, stock issued to attorney in exchange for services (Note 6)	—	—	280,000	280	—	—	55,720	—	56,000
January 2002, stock issued to consultant in exchange for services (Note 6)	—	—	150,000	150	—	—	112,350	—	112,500
February 2002, sale of common stock (Note 6)	—	—	173,333	174	—	—	119,826	—	120,000
February 2002, stock issued in Plan of Reorganization, net of rescinded shares (Note 8)	—	—	10,000,000	10,000	—	—	(10,000)	—	—
February 2002, options granted to purchase 9,137,500 shares of common stock (Note 6)	—	—	—	—	205,000	—	—	—	205,000
February 2002, warrants granted to purchase 1,500,003 shares of common stock (Note 6)	—	—	—	—	—	50,000	—	—	50,000
February 2002, stock issued to attorney in exchange for services (Note 6)	—	—	251,000	251	—	—	32,379	—	32,630
March 2002, stock issued to attorney in exchange for services (Note 6)	—	—	400,000	400	—	—	51,600	—	52,000
March 2002, stock issued to consultants in exchange for services (Note 6)	—	—	2,675,000	2,675	—	—	371,825	—	374,500
May 2002, sale of common stock (Note 6)	—	—	1,000,000	1,000	—	—	499,000	—	500,000
June 2002, stock issued to attorney in exchange for services (Note 6)	—	—	439,897	440	—	—	41,350	—	41,790
July 2002, stock issued to consultants in exchange for services (Note 6)	—	—	3,250,000	3,250	—	—	240,500	—	243,750
July 2002, stock issued to officers in exchange for services (Note 2)	—	—	725,000	725	—	—	53,650	—	54,375
July 2002, options granted to purchase 100,000 shares of common stock (Note 6)	—	—	—	—	1,450	—	—	—	1,450
July 2002, stock issued to attorney in exchange for services (Note 6)	—	—	233,885	234	—	—	23,155	—	23,389
August 2002, stock issued to attorney in exchange for services (Note 6)	—	—	393,278	393	—	—	21,630	—	22,023
September 2002, stock issued to attorney in exchange for services (Note 6)	—	—	536,357	536	—	—	28,955	—	29,491
October 2002, stock issued to attorney in exchange for services (Note 6)	—	—	208,833	209	—	—	5,221	—	5,430
November 2002, stock issued to consultant in exchange for services (Note 6)	—	—	500,000	500	—	—	12,500	—	13,000
Net loss	—	—	—	—	—	—	—	(2,125,143)	(2,125,143)

Balance at December 31, 2002	—	—	31,718,083	31,718	223,308	293,250	3,241,616	(4,077,166)	(287,274)
March 2003, stock issued in exchange for marketing rights (Note 6)	—	—	5,000,000	5,000	—	—	55,000	—	60,000
March 2003, stock issued to officers and directors in exchange for services (Note 2)	—	—	6,000,000	6,000	—	—	66,000	—	72,000
March 2003, stock issued to consultants in exchange for services (Note 6)	—	—	5,000,000	5,000	—	—	55,000	—	60,000
April 2003, stock issued to officers and directors in exchange for services (Note 2)	—	—	925,000	925	—	—	10,175	—	11,100
April 2003, stock issued to consultants in exchange for services (Note 6)	—	—	2,500,000	2,500	—	—	27,500	—	30,000
May 2003, stock issued to attorney in exchange for services (Note 6)	—	—	500,000	500	—	—	4,500	—	5,000
June 2003, stock issued as payment of a liability owed to a former acquisition candidate (Notes 6 and 8)	—	—	1,500,000	1,500	—	—	148,500	—	150,000
September 2003, reverse stock split (Note 6)	—	—	(49,600,146)	(49,600)	—	—	49,600	—	—
Net loss	—	—	—	—	—	—	—	(793,218)	(793,218)

Balance at December 31, 2003	—	$—	3,542,937	$3,543	$223,308	$293,250	$3,657,891	$(4,870,384)	$(692,392)

See accompanying notes to financial statements

OPUS RESOURCE GROUP, INC.

(Formerly OPUS Media Group, Inc.)

Statements of Cash Flows

	Years Ended December 31,
	2003	2002
Cash flows from operating activities:
Net loss	$(793,218)	$(2,125,143)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	10,447	14,153
Stock-based compensation (Notes 2 and 6)	178,100	1,317,328
Stock issued for marketing rights fees (Note 6)	60,000	—
Asset impairment charge (Note 4)	—	31,917
Loss on Blastgard deposit (Note 10)	245,000	—
Changes in operating assets and liabilities:
Accounts payable and accruals	147,660	40,953
Indebtedness to related party	21,641	—
Due to former merger candidate	—	150,000
Unearned revenue	(164)	(128)

Net cash used in operating activities	(130,534)	(570,920)

Cash flows from investing activities:
Blastgard deposit (Note 10)	(245,000)	—

Net cash used in investing activities	(245,000)	—

Cash flows from financing activities:
Proceeds from the sale of common stock net of offering costs	—	620,000
Payments on capital lease obligations	—	(19,543)
Repayment of director loans	—	(30,000)
Proceeds from shareholder loan	—	25,000
Repayment of shareholder loan	—	(25,000)
Proceeds from issuance of note payable (Note 5)	375,000	—

Net cash provided by financing activities	375,000	570,457

Net change in cash	(534)	(463)
Cash, beginning of period	534	997

Cash, end of period	$—	$534

Supplemental disclosure of cash flow information:
Cash paid for:
Income taxes	$—	$—

Interest	$3,250	$2,225

Non-cash financing activities:
Common stock issued in exchange for debt owed to former acquisition candidate (Note 8)	$(150,000)	$—

See accompanying notes to financial statements

OPUS RESOURCE GROUP, INC.

(Formerly OPUS Media Group, Inc.)

Notes to Financial Statements

(1)	Organization, Basis of Presentation, and Summary of Significant Accounting Policies

Organization and Basis of Presentation

OPUS Resource Group, Inc. (the “Company” or “OPUS”) was incorporated on June 17, 1999 to capitalize on the growing demand for online medical records systems through the systematic acquisition of paying members from targeted marketing groups which include corporations, organizations or associations. The Company entered into an Agreement and Plan of Reorganization in February 2002 in attempt to strengthen the Company’s operations; however, the parties rescinded the agreement in May 2002 (see Note 8). The Company subsequently abandoned its online medical records operations and entered into a Record Label Agreement (see Note 9) in May 2002. Following the termination of the Record Label Agreement, the Company signed a Memorandum of Understanding with Blastgard, Inc. during 2003 (see Note 10). The Company was unable to raise the capital needed to complete the Memorandum of Understanding and the deal was terminated in November 2003.

On January 31, 2004, the Company entered into an Agreement and Plan of Reorganization with Blastgard Technologies, Inc. (“BTI”), a Florida corporation and affiliate of Blastgard, Inc. (see Note 11). BTI is a development stage enterprise formed to design and market proprietary blast mitigation materials.

Management changed the manner in which it presents the Company’s operating results and cash flows during the year ended December 31, 2003. Management no longer considers the Company in the development stage as defined by the FASB Statement of Standards No. 7, “Accounting and Reporting by Development Stage Enterprises.” As a result, cumulative operating results and cash flow information are no longer presented in the accompanying financial statements. This change does not affect the Company’s operating results or financial position. Accordingly, no pro forma financial information is necessary. Historical information has been revised in conformity with current practice.

Inherent in the Company’s business are various risks and uncertainties, including its limited operating history, historical operating losses, and dependence upon strategic alliances. The Company’s future ability to continue as a going concern will be dependent upon its ability to develop and market its proprietary blast mitigation materials and the Company’s ability to develop and provide new products that meet customers’ changing requirements on a timely and cost-effective basis.

The Company plans to raise capital through the sale of its common stock. There can be no assurance, however, that additional financing will be available when needed or on terms acceptable to the Company. There can be no assurance that the Company will be able to continue as a going concern, obtain adequate capital through the sale of its stock, or achieve material revenues and profitable operations.

Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

OPUS RESOURCE GROUP, INC.

(Formerly OPUS Media Group, Inc.)

Notes to Financial Statements

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments with original maturities of three months or less when acquired to be cash equivalents. The Company had no cash equivalents at December 31, 2003.

Property and Equipment

Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets, generally ranging from three to five years. Property and equipment under capital leases are stated at the present value of minimum lease payments and are amortized using the straight-line method over the shorter of the lease term or the estimated useful lives of the assets. Leasehold improvements are amortized using the straight-line method over the estimated useful lives of the assets or the term of the lease, whichever is shorter.

Impairment of Long-Lived Assets

The Company evaluates the carrying value of its long-lived assets under the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Statement No. 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets’ carrying amount. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying value or fair value, less costs to sell.

Debt Issue Costs

The costs related to the issuance of debt are capitalized and amortized to interest expense using the effective interest method over the lives of the related debt.

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the recorded book basis and the tax basis of assets and liabilities for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes are also recognized for operating losses that are available to offset future taxable income and tax credits that are available to offset future federal income taxes.

Revenue Recognition

The Company has recognized membership fees ratably over the period of the membership.

Sales and Marketing Costs

Marketing expense includes the costs of advertising and other general sales and marketing costs. The Company expenses the cost of advertising and promoting its services as incurred.

OPUS RESOURCE GROUP, INC.

(Formerly OPUS Media Group, Inc.)

Notes to Financial Statements

Financial Instruments

The carrying amounts of cash, accounts payable and other accrued liabilities approximate fair value due to the short-term maturity of the instruments.

Stock-based Compensation

The Company accounts for stock-based employee compensation arrangements in accordance with Accounting Principles Board (“APB”) Opinion 25, “Accounting for Stock Issued to Employees” and complies with the disclosure provisions of SFAS No. 123, “Accounting for Stock-Based Compensation.” Under APB No. 25, compensation expense is based on the difference, if any, on the date of grant, between the fair value of the Company’s stock and the exercise price. The Company accounts for stock issued to non-employees in accordance with the provisions of SFAS No. 123. SFAS 123 requires the fair value based method of accounting for stock issued to non-employees in exchange for services.

Companies that elect to use the method provided in APB 25 are required to disclose pro forma net income and pro forma earnings per share information that would have resulted from the use of the fair value based method. The Company has elected to continue to determine the value of stock-based compensation arrangements under the provisions of APB 25. Pro forma disclosures have been included in Note 5.

Loss per common share

The Company reports net loss per share using a dual presentation of basic and diluted loss per share. Basic net loss per share excludes the impact of common stock equivalents. Diluted net loss per share utilizes the average market price per share when applying the treasury stock method in determining common stock equivalents. As of December 31, 2003, there were 670,433 vested common stock options outstanding, which were excluded from the calculation of net loss per share-diluted because they were antidilutive. Also excluded from the calculation of net loss per share-diluted were 250,000 outstanding common stock warrants, which would also be antidilutive.

New accounting pronouncements

Consolidation of Variable Interest Entities

In January 2003, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 46, “Consolidation of Variable Interest Entities”, an interpretation of Accounting Research Bulletin No. 51, “Consolidated Financial Statements”. Interpretation 46 establishes accounting guidance for consolidation of variable interest entities that function to support the activities of the primary beneficiary. Interpretation 46 applies to any business enterprise, both public and private, that has a controlling interest, contractual relationship or other business relationship with a variable interest entity. The Company believes it has no investment in or contractual relationship or other business relationship with a variable interest entity and therefore the adoption did not have any impact on its financial position or results of operations. However, if the Company enters into any such arrangement with a variable interest entity in the future, its financial position or results of operations may be adversely impacted.

OPUS RESOURCE GROUP, INC.

(Formerly OPUS Media Group, Inc.)

Notes to Financial Statements

Amendment of Statement 133 on Derivative Instruments and Hedging Activities

On April 30, 2003, the FASB issued Statement No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”. Statement 149 is intended to result in more consistent reporting of contracts as either freestanding derivative instruments subject to Statement 133 in its entirety, or as hybrid instruments with debt host contracts and embedded derivative features. In addition, Statement 149 clarifies the definition of a derivative by providing guidance on the meaning of initial net investments related to derivatives. Statement 149 is effective for contracts entered into or modified after June 30, 2003. The Company does not believe the adoption of Statement 149 will have a material effect on its financial position, results of operations or cash flows.

Financial Instruments with Characteristics of Both Liabilities and Equity

On May 15, 2003, the FASB issued Statement No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”. Statement 150 establishes standards for classifying and measuring as liabilities certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity. Statement 150 represents a significant change in practice in the accounting for a number of financial instruments, including mandatorily redeemable equity instruments and certain equity derivatives that frequently are used in connection with share repurchase programs. The Company currently does not use such instruments. Statement 150 is effective for all financial instruments created or modified after May 31, 2003, and to other instruments as of September 1, 2003. The Company has adopted Statement 150 and does not believe the effect of adopting this statement will have a material impact on its financial position, results of operations or cash flows.

(2) Related Party Transactions

On March 25, 2003, the Company issued 6,000,000 shares (400,000 post-split) of its common stock to officers and directors in exchange for operational and consulting services. The market value of the common stock on the transaction date was $.012 per share, resulting in stock-based compensation expense of $72,000 (see Note 6).

On April 14, 2003, the Company issued 925,000 shares (61,667 post-split) of its common stock to officers and directors in exchange for operational and consulting services. The market value of the common stock on the transaction date was $.012 per share, resulting in stock-based compensation expense of $11,100 (see Note 6).

As of December 31, 2003, the Company owed an officer $13,000 for accrued salaries, $7,200 for unpaid rent, and $1,441 for expenses paid on behalf of the Company. The balance of $21,641 is included in the accompanying condensed financial statements as “Indebtedness to related party”.

In May 2002, a shareholder loaned the Company $25,000 for working capital. The loan carries an interest rate of 10 percent and matures on May 31, 2003. The Company repaid the loan prior to December 31, 2002. Accrued interest on the loan totaled $1,072 and was unpaid as of December 31, 2003.

During the year ended December 31, 2002, the Company issued 725,000 shares (48,333 post-split) of its common stock to its officers in exchange for operational services. The market value of the common stock on the transaction date was $.075 per share. Stock-based compensation expense of $54,375 was recognized in the accompanying financial statements for the year ended December 31, 2002.

OPUS RESOURCE GROUP, INC.

(Formerly OPUS Media Group, Inc.)

Notes to Financial Statements

(3)	Property and Equipment

Property and equipment consisted of the following at December 31, 2003:

Property and equipment under capital lease	$29,967
Leasehold improvements	2,802
Furniture and equipment	19,054

51,823
Less accumulated depreciation and amortization	(49,674)

$2,149

Depreciation expense totaled $10,447 and $13,991 for the years ended December 31, 2003 and 2002.

(4)	Deferred Costs

The Company wrote-off the deferred costs related to its online medical records operations during the year ended December 31, 2002. Deferred costs consisted of the following at December 31, 2002:

Patent	$29,457
Service mark	2,460

31,917
Less:
Asset impairment charge (2002)	(31,917)

$—

Asset impairment charge-Deferred Costs

Due to the Company’s continued losses since inception, termination of the online medical records operations, and uncertainty regarding the ultimate recovery of the Company’s intangible assets, the Company recorded an asset impairment charge against its patent costs and service mark totaling $31,917, or ($.001) per common share during the year ended December 31, 2002.

(5)	Notes Payable

The Company’s promissory notes payable consist of the following:

Promissory note payable, 10 percent interest rate, matures June 30, 2004 (see Note 10)	$250,000
Promissory note payable, 10 percent interest rate, matures October 21, 2003, unsecured (Default)	25,000
Promissory note payable, 10 percent interest rate, matures March 31, 2004, unsecured	100,000

$375,000

On June 30, 2003, the Company received proceeds of $250,000 in exchange for a promissory note. $245,000 of the proceeds was subsequently paid to Blastgard as an initial deposit (see Note 10). The

OPUS RESOURCE GROUP, INC.

(Formerly OPUS Media Group, Inc.)

Notes to Financial Statements

note carries a ten percent interest rate and matures once either the Company or Blastgard receive additional financing totaling $1 million or on June 30, 2004, which ever occurs first. In addition, the Company agreed to issue the note holder 250,000 shares (16,667 post-split) of its common stock as a payment for making the loan. However, if the Company’s common stock is trading at less than $.50 per share on June 30, 2004, the Company must pay the debt holder the difference between the stock price and $.50 per share. As a result, the Company capitalized debt issue costs totaling $125,000, of which $62,500 was amortized to interest expense as of December 31, 2003. The 250,000 shares (16,667 post-split) were not issued as of December 31, 2003.

All of the promissory notes mature within 12 months. The $25,000 promissory note is in default as of December 31, 2003; however, the note was repaid through the issuance of common stock in January 2004 (see Note 11).

Accrued interest payable on the notes totaled $13,402 at December 31, 2003.

(6)	Shareholders’ Deficit

Reverse stock split

On September 8, 2003, the Company’s Board of Directors declared a 1 for 15 reverse split of its $.001 par value common stock for shareholders of record on September 29, 2003. The stock split reduced the number of common shares outstanding from 53,143,083 to 3,542,937 on September 29, 2003.

Common stock

On March 25, 2003, the Company issued 5,000,000 shares (333,334 post-split) of its common stock in exchange for marketing and consulting services. The market value of the common stock on the transaction date was $.012 per share. Stock-based compensation expense of $60,000 was recognized in the accompanying financial statements for the year ended December 31, 2003.

On March 25, 2003, the Company issued 5,000,000 shares (333,334 post-split) of its common stock in exchange for marketing rights (see Note 10). The market value of the common stock on the transaction date was $.012 per share. Marketing rights fees of $60,000 were recognized in the accompanying financial statements for the year ended December 31, 2003.

On April 14, 2003, the Company issued 2,500,000 shares (166,667 post-split) of its common stock in exchange for marketing and consulting services. The market value of the common stock on the transaction date was $.012 per share. Stock-based compensation expense of $30,000 was recognized in the accompanying financial statements for the year ended December 31, 2003.

On May 16, 2003, the Company issued 500,000 shares (33,333 post-split) of its common stock in exchange for legal services. The market value of the common stock on the transaction date was $.01 per share. Stock-based compensation of $5,000 was recognized in the accompanying financial statements for the year ended December 31, 2003.

On June 6, 2003, the Company issued 1,500,000 shares (100,000 post-split) of its common stock as payment for a $150,000 liability owed to a former acquisition candidate.

OPUS RESOURCE GROUP, INC.

(Formerly OPUS Media Group, Inc.)

Notes to Financial Statements

During February 2002, the Company sold 173,333 shares (11,556 post-split) of its common stock for $120,000 ($.69 per share).

During May 2002, the Company sold 1,000,000 shares (66,667 post-split) of its common stock for $500,000 ($.50 per share).

During the year ended December 31, 2002, the Company issued 6,575,000 shares (438,333 post-split) of its common stock to unrelated third parties in exchange for marketing, public relations, and other consulting services. The market value of the common stock ranged from $.03 to $.75 per share. Stock-based compensation expense of $1,000,199 was recognized in the accompanying financial statements for the year ended December 31, 2002.

During the year ended December 31, 2002, the Company issued 2,743,250 shares (182,883 post-split) of its common stock to its attorney in exchange for legal services. The market value of the common stock ranged from $.03 to $.20 per share. Stock-based compensation expense of $262,754 was recognized in the accompanying financial statements for the year ended December 31, 2002.

Preferred stock

The Company is authorized to issue 1,000 shares of $.001 par value preferred stock. The Company may divide and issue the Preferred Shares in series. Each Series, when issued, shall be designated to distinguish them from the shares of all other series. The relative rights and preferences of these series include preference of dividends, redemption terms and conditions, amount payable upon shares of voluntary or involuntary liquidation, terms and condition of conversion as well as voting powers.

Stock options

The Company has adopted a non-qualified stock option and stock grant plan for the benefit of key personnel and others providing significant services. Options granted pursuant to the plan are exercisable at a price no less than the market value of the shares of common stock on the date of grant. According to the Company’s policy, options granted to non-employees are accounted for under the fair value method, while options granted to employees and directors are accounted for using the intrinsic method. The fair value of the Company’s common stock was determined based on its traded market value on the date of issuance.

Option/Warrant Pricing Model

The warrants granted by the Company have been accounted for as option awards due to the compensatory nature of the warrants.

The fair value of each option granted has been estimated as of the grant date using the Black-Scholes option pricing model. The following weighted-average assumptions were used for the year ended December 31, 2003: risk-free interest rate of 2.0 percent, expected volatility of 5.6 percent, expected life of two years, and no expected dividends. The following weighted-average assumptions were used for the year ended December 31, 2002: risk-free interest rate of 2.0 percent, expected volatility of 6.5 percent, expected life ranging from two to three years, and no expected dividends.

During the year ended December 31, 2002, the weighted average exercise price and fair value of options granted was $.65 and $.03, respectively, on the date of grant for options granted with an exercise price greater than the fair value of the stock. During the year ended December 31, 2003, the

OPUS RESOURCE GROUP, INC.

(Formerly OPUS Media Group, Inc.)

Notes to Financial Statements

weighted average exercise price and fair value of options granted was $.75 and $-0-, respectively, on the date of grant for options granted with an exercise price greater than the fair value of the stock. There were no options granted with exercise prices that equaled or were less than the fair value of the underlying stock on the date of grant.

The fair value of each warrant granted has been estimated as of the grant date using the Black-Scholes option pricing model. The following weighted-average assumptions were used for the year ended December 31, 2002: risk-free interest rate of 2.0 percent, expected volatility of 6.5 percent, expected life ranging from two to three years, and no expected dividends. During the year ended December 31, 2002, the weighted average exercise price and fair value of warrants granted was $1.17 and $.03, respectively, on the date of grant for options granted with an exercise price greater than the fair value of the stock. There were no warrants granted with exercise prices that equaled or were less than the fair value of the underlying stock on the date of grant. There were no warrants granted, exercised, or cancelled during the year ended December 31, 2003.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options and warrants, which have no vesting restrictions and are fully transferable. Option valuation models also require the input of highly subjective assumptions such as expected option life and expected stock price volatility. Because the Company’s stock-based awards have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, the Company believes that the existing option valuation models do not necessarily provide a reliable single measure of the fair value of its stock-based awards.

Options granted to non-employees, accounted for under the fair value method

On September 3, 2003, the Company entered into a consulting agreement with JMW Fund, LLC to provide consulting and advisory services to the Company. The Company granted the consultant fully vested options to purchase an aggregate of 200,000 shares (13,333 post-split) of the Company’s common stock. On September 3, 2003 the market value of the stock was $.011. The exercise prices on the options range from $.50 to $1.00 and expire on August 31, 2005. The Company determined that the options had no fair value in accordance with SFAS 123.

On March 22, 2002, the Company entered into agreements with thirteen unrelated third party consultants to provide consulting and advisory services to the Company. The Company granted certain of the consultants fully vested options to purchase an aggregate of 7,000,000 shares (466,667 post-split) of the Company’s common stock. On March 22, 2002 the market value of the stock was $.14. The exercise prices on the options range from $.25 to $1.50 and expire on May 31, 2005. The Company determined the fair value of the options in accordance with SFAS 123 to be $.03 per share and have recorded stock based compensation expense of $205,000.

Options granted to employees, accounted for under the fair value method (pro forma)

During the year ended December 31, 2002, employees of the Company were granted options to purchase 2,487,500 and 50,000 shares (165,833 and 3,333 post-split) of common stock on March 22, 2002 and July 23, 2002, respectively.

OPUS RESOURCE GROUP, INC.

(Formerly OPUS Media Group, Inc.)

Notes to Financial Statements

Had compensation expense been recorded based on the fair value at the grant date, and charged to expense over vesting periods, consistent with the provisions of SFAS 123, the Company’s net loss and net loss per share would have increased to the pro forma amounts indicated below:

	December 31,
	2003	2002
Net loss, as reported	$(855,718)	$(2,274,158)
Decrease due to:
Employee stock options	—	(110,200)

Pro forma net loss	$(855,718)	$(2,384,358)

As reported:
Net loss per share - basic and diluted	$(0.26)	$(0.10)

Pro Forma:
Net loss per share - basic and diluted	$(0.26)	$(0.10)

Warrants

On February 5, 2002, the Company granted warrants to purchase 1,500,003 shares (100,000 post-split) of the Company’s common stock to former officers and directors of the Company at exercise prices ranging from $.50 to $2.00 per share (see Note 8). On February 5, 2002 the fair value of the stock was $.38 per share. The warrants expire on February 5, 2004. The Company determined the fair value of the warrants to be $.03 per share and has recognized stock-based compensation of $50,000.

Summary

Following is a summary of the Company’s stock option awards to purchase shares of common stock as of December 31, 2003, and the changes since inception:

Description	Options	Warrants
Outstanding at January 1, 2002	619,000	2,250,000
Granted	9,537,500	1,500,003
Exercised	—	—
Canceled/expired	(300,000)	—

Outstanding at December 31, 2002	9,856,500	3,750,003
Granted	200,000	—
Exercised	—	—
Canceled/expired	—	—

Outstanding, prior to reverse stock split	10,056,500	3,750,003
September 2003 reverse stock split	(9,386,067)	(3,500,003)

Outstanding at December 31, 2003	670,433	250,000

OPUS RESOURCE GROUP, INC.

(Formerly OPUS Media Group, Inc.)

Notes to Financial Statements

(7)	Income Taxes

A reconciliation of U.S. statutory federal income tax rate to the effective rate follows for the years ended December 31, 2003 and 2002 follows:

	For the Years Ended December 31,
	2003	2002
U.S. statutory federal rate, graduated	34.00%	34.00%
State income tax rate, net of federal	3.63%	3.63%
Permanent book-to-tax differences	0.00%	0.00%
Net operating loss (NOL) for which no tax benefit is currently available	-37.63%	-37.63%

	0.00%	0.00%

At December 31, 2003, deferred tax assets consisted of a net tax asset of $1,880,270, due to operating loss carryforwards of $4,855,963, which was fully allowed for, in the valuation allowance of $1,880,270. The valuation allowance offsets the net deferred tax asset for which there is no assurance of recovery. The change in the valuation allowance for the years ended December 31, 2003 and 2002 totaled $322,007 and $780,876, respectively. The current tax benefit also totaled $322,007 and $780,876 for the years ended December 31, 2003 and 2002, respectively. The net operating loss carryforward expires through the year 2023.

The valuation allowance will be evaluated at the end of each year, considering positive and negative evidence about whether the deferred tax asset will be realized. At that time, the allowance will either be increased or reduced; reduction could result in the complete elimination of the allowance if positive evidence indicates that the value of the deferred tax assets is no longer impaired and the allowance is no longer required.

Should the Company undergo an ownership change as defined in Section 382 of the Internal Revenue Code, the Company’s tax net operating loss carryforwards generated prior to the ownership change will be subject to an annual limitation, which could reduce or defer the utilization of these losses.

(8)	ToolTrust Agreement and Plan of Reorganization and Subsequent Partial Rescission

On February 5, 2002, the Company acquired 100 percent of the issued and outstanding common stock of ToolTrust Corporation, a private Nevada corporation, in exchange for an aggregate of 20,000,000 shares (1,333,333 post-split) of the Company’s common stock pursuant to an Agreement and Plan of Reorganization dated October 19, 2001 (the “Reorganization”). At the time of the Reorganization, ClearDialog Communications, Inc. (“ClearDialog”) and LocalToolbox Corporation (“LocalToolbox”) were wholly-owned subsidiaries of ToolTrust. In connection with the Reorganization, the Company formed IDMedical, Inc., a wholly-owned subsidiary to operate the on-line medical records business.

On May 9, 2002, the Company entered into share exchange agreements with certain former shareholders of ClearDialog and LocalToolbox wherein the former shareholders reacquired their shares of ClearDialog and LocalToolbox in exchange for approximately 9,300,000 shares (620,000 post-split) of the 20,000,000 shares (1,333,333 post-split) of the Company’s common stock to be issued pursuant to the Reorganization. As a result of the transactions, ToolTrust no longer had an interest in these entities. The Company granted to LocalToolbox a license to utilize the Company’s technology related to on-line medical records. The Company is also obligated to pay LocalToolBox a total of $150,000 in two $75,000 payments that were due on October 19, 2002 and April 19, 2003.

OPUS RESOURCE GROUP, INC.

(Formerly OPUS Media Group, Inc.)

Notes to Financial Statements

Payment of the settlement amount was secured by 1,500,000 shares (100,000 post-split) of the Company’s restricted common stock and the Company’s technology and pending patent application related to its online medical records business. During the year ended December 31, 2003, the Company issued 1,500,000 shares (100,000 post-split) of its common stock to LocalToolBox as payment for the $150,000.

Pursuant to an agreement dated May 9, 2002, Robert L. Evans, James K. Robbins and Garrett J. Girvan resigned their respective positions as officers and directors of the Company and its inactive subsidiaries IDMedical, Inc. and ToolTrust. Messrs. Evans, Robbins and Girvan continued as officers/directors of LocalToolbox and ClearDialog.

As part of the closing, the former officers and directors of the Company received warrants (pre-split) to purchase the Company’s common stock (see Note 6):

Officer/Director	Warrants
Richard Schaller, Sr.	166,667 @ $0.50 per share 166,667 @ $1.00 per share 166,667 @ $2.00 per share

Richard Schaller, Jr.	166,667 @ $0.50 per share 166,667 @ $1.00 per share 166,667 @ $2.00 per share

Neil A. Cox	166,667 @ $0.50 per share 166,667 @ $1.00 per share 166,667 @ $2.00 per share

None of the above warrants were exercised and all expired in February 2004.

(9)	Record Label Agreement

In May 2002, the Company sold 1,000,000 shares (66,667 post-split) of its restricted common stock to an individual for gross proceeds of $500,000. $400,000 of the proceeds were paid to MJJ Ventures, Inc. (“MJJ”) as an inducement fee pursuant to a Label Term Sheet Agreement (“Label Agreement”) dated May 11, 2002, between the Company’s subsidiary, ToolTrust Corporation (“ToolTrust”), and MJJ, as described below.

The Label Agreement contemplated that the Company and MJJ would form a California Limited Liability Company to operate a music label, tentatively called “Neverland Records”. The Label Agreement obligated the Company to pay MJJ a total of $3,800,000 as an inducement fee, which was non-refundable. Of this amount, the Company paid MJJ $400,000. The label Agreement also obligated the Company to have a minimum of $1,500,000 in funds for the initial year of operation of the music label. The Company was also required to provide a minimum of $2,000,000 per year to fund the overhead portion of the music label’s annual budget for the remaining six years of the term of the Label Agreement.

OPUS RESOURCE GROUP, INC.

(Formerly OPUS Media Group, Inc.)

Notes to Financial Statements

The Label Agreement contemplated the substantial involvement of Michael J. Jackson, and provided Mr. Jackson with discretion to grant or deny approval of any artist seeking to sign a recording agreement. Mr. Jackson also had final approval of all creative elements in connection with master recordings and videos. Ultimately, however, Mr. Jackson’s level of participation with the music label, if any, was to be determined at his sole discretion. MJJ could “opt-out” of the Label Agreement if the music label was unable to secure a distribution deal or the music label could not substantially satisfy any material goals set forth in its business plan. Mr. Jackson could opt-out for any reason after three years. In any such case, the Company was obligated to buy-out MJJ’s interest in the music label. All trademarks, label names, domain names, and logos associated with the music label were to remain the property of Mr. Jackson, and while the parties could negotiate the Company’s use of certain trademarks associated with the music label, there was no obligation for Mr. Jackson to grant such rights to the Company.

The parties subsequently agreed to terminate the Label Agreement.

(10)	Memorandum of Understanding

During the year ended December 31, 2003, the Company signed a Memorandum of Understanding (“MOU”) with Blastgard, Inc. (“Blastgard”), pursuant to which the Company issued five million shares (333,334 post-split) of its restricted common stock to Blastgard in exchange for the right to distribute and sell Blastgard products in China. Blastgard was a development stage company with plans to develop, design and manufacture products that mitigate blasts and suppress flash fires resulting from explosions.

In addition, under the terms of the MOU, the Company agreed to pay $5.5 million and issue 25 percent of the Company’s then issued and outstanding common stock in exchange for 51 percent of the issued and outstanding common stock of Blastgard. On June 30, 2003, the Company paid $245,000 to Blastgard as an initial deposit on the $5.5 million purchase price. Under the amended terms of the MOU, the Company had until November 1, 2003 to purchase the 51 percent interest in Blastgard.

The parties agreed to terminate the MOU in December 2003 and the Company recognized a $245,000 loss on the initial deposit.

(11)	Subsequent Events

Common stock

During January 2004, the Company issued 1,187,300 (post-split) shares of its common stock to settle past due debts to the Company’s creditors, as follows:

1.	323,800 shares as payment for the Company’s $25,000 note payable and $904 in related accrued interest;

2.	202,000 shares as payment for $20,200 of the “Indebtedness to related party”; and

3.	661,500 shares as payment for other account payables and accrued liabilities.

Differences between the original amount and the settlement amount will be recorded as an adjustment to the net acquired assets of BTI, because it occurred within one year of the acquisition of BTI.

OPUS RESOURCE GROUP, INC.

(Formerly OPUS Media Group, Inc.)

Notes to Financial Statements

During January 2004, the Company cancelled 333,334 shares (5,000,000 pre-split) of its common stock that was originally issued as part of the Blastgard MOU.

Following the above stock transactions, the Company had 4,396,903 common shares issued and outstanding.

Agreement and Plan of Reorganization

On January 31, 2004, OPUS entered into an Agreement and Plan of Reorganization (the “Agreement”) with Blastgard Technologies, Inc. (“BTI”), a Florida corporation. Under the terms of the Agreement, OPUS agreed to acquire all of the issued and outstanding common stock of BTI in exchange for 91,000,000 (post-split) shares of OPUS’s common stock. The acquisition has been treated as a reverse acquisition whereby OPUS is considered the legal surviving entity. Costs of the transaction have been charged to the period.

BLASTGARD INTERNATIONAL, INC.

(A Development Stage Company)

Condensed Balance Sheet

(Unaudited)

September 30, 2004

Assets

Current Assets:
Cash	$167,932

Total current assets	167,932

Property and equipment, net	17,283
Deferred costs	4,485

$189,700

Liabilities and Shareholders’ Deficit
Current Liabilities:
Accounts payable and accrued expenses	$78,380
Note payable (Notes 4)	100,000
Accrued interest payable (Note 4)	11,000
Accrued interest payable to shareholder (Note 2)	1,072

Total current liabilities	190,452

Shareholders’ deficit (Note 5):
Preferred stock,-0- shares outstanding	—
Common stock, 21,176,625 shares outstanding	21,177
Outstanding common stock options - 1,955,175	59,712
Outstanding common stock warrants - 70,000	243,251
Additional paid-in capital	1,785,281
Deficit accumulated during development stage	(2,110,173)

Total shareholder’s deficit	(752)

$189,700

See accompanying notes to condensed financial statements

BLASTGARD INTERNATIONAL, INC.

(A Development Stage Company)

Condensed Statements of Operations

(Unaudited)

	Three Months Ended September 30, 2004	Nine Months Ended September 30, 2004	September 26, 2003 (Inception) Through September 30, 2003	September 26, 2003 (Inception) Through September 30, 2004
Revenues:
Sales	$595	$595	$—	$595
Licensing fees	—	—	5,000	5,000

Total revenues	595	595	5,000	5,595

Operating expenses:
Stock-based compensation (Note 5):
Officers and directors	—	—	12,500	12,500
Consulting services	—	1,154,000	—	1,154,000
Granted stock options	4,186	17,262	—	17,262
General and administrative	373,937	842,217	—	846,372
Research and development	47,106	101,447	—	101,447
Contract settlement fee (Note 5)	—	16,000	—	16,000
Depreciation and amortization	866	2,571		2,571
Gain on settlement of liabilities (Note 4)	(121,500)	(123,965)	—	(123,965)
Loss on disposal of assets	—	1,834	—	1,834

Total operating expenses	304,595	2,011,366	12,500	2,028,021

Operating loss	(304,000)	(2,010,771)	(7,500)	(2,022,426)

Interest income	748	755	—	755
Interest expense (Note 4)	(4,500)	(88,502)	—	(88,502)

Loss before income taxes	(307,752)	(2,098,518)	(7,500)	(2,110,173)

Income tax provision (Note 3)	—	—	—	—
Net loss	$(307,752)	$(2,098,518)	$(7,500)	(2,110,173)

Basic and diluted loss per share	$(0.01)	$(0.10)	$(0.00)

Basic and diluted weighted average common shares outstanding	21,121,180	20,378,272	12,376,000

See accompanying notes to condensed financial statements

BLASTGARD INTERNATIONAL, INC.

(A Development Stage Company)

Condensed Statement of Changes in Shareholders’ Deficit

(Unaudited)

	Common Stock		Outstanding Common Stock Options	Outstanding Common Stock Warrants	Additional Paid-In Capital	Deficit Accumulated During Development Stage	Total
	Shares	Par Value
Balance at January 1, 2004	61,880,000	$61,880	$—	$—	$(49,380)	$(11,655)	$845

January 2004, sale of common stock (Note 5)	29,120,000	29,120	—	—	(28,800)	—	320
January 2004, stock issued to acquire the net liabilities of OPUS Resource Group (Note 1)	4,396,903	4,397	223,308	293,250	(1,127,367)	—	(606,412)

January 31, 2004, following reverse business combination	95,396,903	95,397	223,308	293,250	(1,205,547)	(11,655)	(605,247)

February 2004, sale of common stock (Note 5)	1,000,000	1,000	—	—	199,000	—	200,000
February 2004, granted stock options (Note 5)	—	—	9,400	—	—	—	9,400
March 2004, expired stock options and warrants (Note 5)	—	—	(180,808)	(49,999)	230,807	—	—
March 2004, stock issued in exchange for consulting services (Note 5)	3,520,000	3,520	—	—	700,480	—	704,000
March 2004, reverse stock split (Note 5)	(79,933,479)	(79,934)	—	—	79,934	—	—
March 2004, stock issued as payment for contract settlement fee (Note 5)	16,000	16	—	—	15,984	—	16,000
April 2004, granted stock options (Note 5)	—	—	3,446	—	—	—	3,446
April through September 2004, sale of common stock (Note 5)	758,201	759	—	—	1,136,542	—	1,137,301
May 2004, stock issued in exchange for consulting services (Note 5)	300,000	300	—	—	449,700	—	450,000
August 2004, stock issued in exchange for debt repayment (Note 4)	119,000	119	—	—	178,381	—	178,500
Vesting of stock options (Note 5)	—	—	4,366	—	—	—	4,366
Net loss for the nine months ended September 30, 2004	—	—	—	—	—	(2,098,518)	(2,098,518)

Balance at September 30, 2004	21,176,625	$21,177	$59,712	$243,251	$1,785,281	$(2,110,173)	$(752)

See accompanying notes to condensed financial statements

BLASTGARD INTERNATIONAL, INC.

(A Development Stage Company)

Condensed Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30, 2004	September 26, 2003 (Inception) Through September 30, 2003	September 26, 2003 (Inception) Through September 30, 2004
Net cash used in operating activities	$(1,026,664)	$—	$(1,022,179)

Cash flows from investing activities:
Payments for deferred costs	—	—	(4,485)
Purchases of property and equipment	(17,705)	—	(17,705)

Net cash used in investing activities	(17,705)	—	(22,190)

Cash flows from financing activities:
Proceeds from the sale of common stock (Note 5)	1,337,301	—	1,337,301
Principal payments on notes payable	(125,000)	—	(125,000)

Net cash provided by financing activities	1,212,301	—	1,212,301

Net change in cash	167,932	—	167,932

Cash, beginning of period	—	—	—

Cash, end of period	$167,932	$—	$167,932

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$2,500	$—	$2,500

Income taxes	$—	$—	$—

Noncash investing and financing transactions:
Common stock issued in exchange for debt repayment (Note 4)	$178,500	$—	$178,500

See accompanying notes to condensed financial statements

BLASTGARD INTERNATIONAL, INC.

(A Development Stage Company)

Notes to Condensed Financial Statements

(Unaudited)

Note 1:    Basis of presentation

The financial statements presented herein have been prepared by the Company in accordance with the accounting policies in its Form 10-KSB dated December 31, 2003, and should be read in conjunction with the notes thereto.

In the opinion of management, all adjustments (consisting only of normal recurring adjustments) which are necessary to provide a fair presentation of operating results for the interim periods presented have been made. The results of operations for the periods presented are not necessarily indicative of the results to be expected for the year.

Financial data presented herein are unaudited.

Agreement and Plan of Reorganization

On January 31, 2004, Opus Resource Group, Inc. (“OPUS”), the former Registrant, entered into an Agreement and Plan of Reorganization (the “Agreement”) with BlastGard Technologies, Inc. (“BTI”), a Florida corporation. Under the terms of the Agreement, OPUS agreed to acquire all of the issued and outstanding common stock of BTI in exchange for 91,000,000 (pre-split) shares of its common stock. Following the acquisition, the former shareholders of BTI held approximately 94.4 percent of the Company’s outstanding common stock, resulting in a change in control. In addition, BTI became a wholly-owned subsidiary of OPUS. However, for accounting purposes, the acquisition has been treated as a recapitalization of BTI, with OPUS the legal surviving entity. Since OPUS had minimal assets and no operations, the recapitalization has been accounted for as the sale of 4,396,903 shares of BTI common stock for the net liabilities of OPUS. Therefore, the historical financial information prior to the date of the reverse business acquisition, is the financial information of BTI.

On March 31, 2004, OPUS changed its name to BlastGard International, Inc.

The Company is in the development stage in accordance with Statements of Financial Accounting Standards (SFAS) No. 7 “Accounting and Reporting by Development Stage Enterprises”. As of September 30, 2004, the Company has devoted substantially all of its efforts to financial planning, raising capital and developing markets.

Note 2:    Related party transactions

During the nine months ended September 30, 2004, officers paid expenses on behalf of the Company totaling $49,173 and advanced the Company an additional $27,000. The Company repaid the officers in full as of September 30, 2004.

As part of the reverse business acquisition, the Company obtained a liability owed to a former officer. The Company owed the former officer $1,441 for expenses paid on behalf of the Company, which was repaid as of June 30, 2004.

As part of the reverse business acquisition, the Company obtained a liability for accrued interest owed to a shareholder. The accrued interest liability, totaling $1,072, remained unpaid at September 30, 2004 and is included in the accompanying condensed financial statements as “Accrued interest payable to shareholder”.

Note 3:    Income taxes

The Company records its income taxes in accordance with Statement of Financial Accounting Standard No. 109, “Accounting for Income Taxes”. The Company incurred net operating losses during all periods presented resulting in a deferred tax asset, which was fully allowed for; therefore, the net benefit and expense resulted in no income taxes.

Note 4:    Notes Payable

The Company’s promissory note payable consists of the following at September 30, 2004:

Promissory note payable, 10 percent interest rate, matures March 31, 2004, unsecured	$100,000

The note is in default as of June 30, 2004.

Accrued interest payable on the note totaled $11,000 at September 30, 2004.

Debt Settlement

On August 24, 2004, the Company settled, as payment in full, a past-due promissory note. Under the original terms of the note, the Company agreed to pay the principal amount of $250,000, plus interest at the rate of 10% per annum. Accrued interest as of June 30, 2004 was $25,000. Pursuant to the original loan agreement, the Company also had agreed to issue 3,334 shares (adjusted to reflect stock splits) of common stock and guaranteed that the shares would have a market value of $125,000 as of June 30, 2004 (the shares were never issued). The $125,000 was capitalized as debt issue costs and amortized to interest expense over the term of the note, with all $125,000 charged to interest expense as of June 30, 2004.

In full payment of the promissory note and in settlement of any and all obligations the Company had under the original loan agreement, the Company paid to the lender $100,000 in cash, issued 119,000 shares of restricted common stock, and delivered to the lender 50,000 shares that were already outstanding in the name of Robert P. Gordon, a former officer and former director of the Company. The 50,000 shares from Robert P. Gordon were from the 100,000 shares held in escrow for the benefit of the Company to pay any contingent or undisclosed liabilities, pursuant to the Agreement and Plan of Reorganization between the Company and BlastGard Technologies, Inc. dated January 31, 2004.

The 119,000 common shares issued by the Company were valued at $1.50 per share, or $178,500, based on contemporaneous common stock sales to unrelated third-party investors. The consideration paid by the Company to settle the debt totaled $278,500 ($100,000 in cash and $178,500 in stock). The value of the debt totaled $400,000 ($250,000 in principal, $25,000 in accrued interest, and $125,000 in debt issue costs). As a result, the Company recorded a $121,500 gain on the debt settlement, which is included in the accompanying condensed financial statements as “Gain on settlement of liabilities”.

Note 5:    Shareholders’ deficit

During January 2004, prior to the recapitalization, BTI sold 29,120,000 shares (5,824,000 post-split) of its common stock to unrelated, third-party investors for $320.

During February 2004, the Company sold 1,000,000 shares (200,000 post-split) of its common stock to unrelated, third-party investors for $200,000, or $.20 per share.

On March 30, 2004, the Company issued 3,520,000 shares (704,000 post-split) of its common stock in exchange for business consulting services. The common stock was valued at $.20 per share (pre-split) on the transaction date based on contemporaneous sales of stock to unrelated third-party investors. Stock-based compensation expense of $704,000 was recognized in the accompanying condensed financial statements for the six months ended June 30, 2004.

On March 12, 2004, the Company’s Board of Directors declared a 1 for 5 reverse split of its $.001 par value common stock for shareholders of record on March 31, 2004. The stock split reduced the number of common shares outstanding from 99,916,903 to 19,983,424 on March 31, 2004.

On March 31, 2004, the Company issued 16,000 shares of its common stock to settle a disputed contract. The common stock was valued at $1.00 per share on the transaction date based on contemporaneous sales of stock to unrelated third-party investors. The $16,000 fee is included in the accompanying condensed financial statements as “Contract settlement fee”.

From April through September 2004, the Company sold 758,201 shares of its common stock to unrelated, third-party investors for $1,137,301, or $1.50 per share.

On May 26, 2004, the Company issued 300,000 shares of its common stock in exchange for business consulting services. The common stock was valued at $1.50 per share on the transaction date based on contemporaneous sales of stock to unrelated third-party investors. Stock-based compensation expense of $450,000 was recognized in the accompanying condensed financial statements for the six months ended June 30, 2004.

On August 24, 2004, the Company issued 119,000 shares of its common stock in exchange for the payment of a promissory note (see Note 4). The common stock was valued at $1.50 per share on the transaction date based on contemporaneous sales of stock to unrelated third-party investors

Options granted to non-employees, accounted for under the fair value method

On February 17, 2004, the Company granted a consultant options to purchase an aggregate of 40,000 shares (post-split) of the Company’s common stock at an exercise price of $2.00 per share. Half of the options vested on the date of grant, the remaining 20,000 options vest on January 1, 2005. The options expire on December 31, 2007. On February 17, 2004 the market value of the stock was $.75 per share. The Company determined that the options had a fair value of approximately $.47 per share, or $18,800, in accordance with SFAS 123. As a result, $9,400 was recorded as stock-based compensation in the accompanying condensed financial statements for the 20,000 options that had vested as of September 30, 2004.

During April and May 2004, the Company granted three consultants options to purchase an aggregate of 27,000 shares (post-split) of the Company’s common stock at an exercise price of $2.00 per share. The options vest at a rate of 1,500 per month over a period of 18 months. The options expire on December 31, 2008. The fair market value of the stock was $1.50 per share on the date of grant. The Company determined that the options had a fair value of approximately $.92 per share, or $24,813, in accordance with SFAS 123. As a result, $7,812 was recorded as stock-based compensation in the accompanying condensed financial statements for the options that had vested as of September 30, 2004.

Options granted to employees, accounted for under the intrinsic value method

On January 31, 2004, the Company granted its officers options to purchase an aggregate of 1,860,000 shares (post-split) of the Company’s common stock at an exercise price of $2.00 per share. The options vest as follows:

Number of Options	Date Vested
40,000	February 23, 2004
600,000	June 1, 2004
630,000	January 1, 2005
590,000	January 1, 2006
1,860,000

The options expire on December 31, 2007. There were no options granted with exercise prices that equaled or were less than the fair value of the underlying stock on the date of grant.

On January 31, 2004 the market value of the stock was $1.07 per share. The Company determined that the options had a fair value of approximately $.70 per share, or $1,310,360, in accordance with SFAS 123. Had compensation expense been recorded based on the fair value at the grant date, and charged to expense over vesting periods, consistent with the provisions of SFAS 123, the Company’s net loss and net loss per share would have increased to the pro forma amounts indicated below:

September 30, 2004
Net loss, as reported	$(2,098,518)
Decrease due to:
Employee stock options	(1,310,360)

Pro forma net loss	$(3,408,878)

As reported:
Net loss per share - basic and diluted	$(0.10)

Pro Forma:
Net loss per share - basic and diluted	$(0.17)

Following is a schedule of changes in common stock options and warrants for the nine months ended September 30, 2004:

Description	Options	Warrants
Outstanding at December 31, 2003	670,433	250,000
Granted	1,927,000	—
Expired	(529,558)	—
March 2004 reverse stock split	(112,700)	(180,000)

Outstanding at September 30, 2004	1,955,175	70,000

To the Board of Directors and Shareholders:

Blastgard Technologies, Inc. (formerly Blastgard International, Inc.)

REPORT OF INDEPENDENT AUDITORS

We have audited the balance sheet of Blastgard Technologies, Inc. (formerly Blastgard International, Inc.) (a development stage company) as of December 31, 2003, and the related statements of operations, changes in shareholders’ equity and cash flows for the period from September 26, 2003 (inception) through December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Blastgard Technologies, Inc. as of December 31, 2003, and the results of its operations and its cash flows for the period from September 26, 2003 (inception) through December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered operating losses since inception, which raises a substantial doubt about its ability to continue as a going concern. Management’s plans in regard to this matter are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 4 to the financial statements, on January 31, 2004, the Company entered into an Agreement and Plan of Reorganization with OPUS Resource Group, Inc.

Cordovano and Honeck, P.C.

Denver, Colorado

March 19, 2004

BLASTGARD TECHNOLOGIES, INC.

(Formerly Blastgard International, Inc.)

(A Development Stage Company)

Balance Sheet

December 31, 2003

Assets
Current Assets:
Cash	$830

Total current assets	830
Deferred costs (Note 1)	4,485

$5,315

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable and accrued expenses	$4,000
Indebtedness to related party (Note 2)	470

Total current liabilities	4,470

Shareholders’ equity (Notes 2 and 4):
Common stock, $.001 par value; 50,000,000 shares authorized,
680,000 shares issued and outstanding	680
Additional paid-in capital	11,820
Deficit accumulated during development stage	(11,655)

Total shareholder’s equity	845

$5,315

See Accompanying notes to financial statements

BLASTGARD TECHNOLOGIES, INC.

(Formerly Blastgard International, Inc.)

(A Development Stage Company)

Statements of Operations

September 26, 2003 (Inception) Through December 31, 2003

Licensing fee revenue (Note 2)	$5,000

Operating expenses:
Stock-based compensation (Note 2):
Officers and directors	12,500
Selling, general and administrative	4,155

Total operating expenses	16,655

Loss before income taxes	(11,655)
Income tax provision (Note 3)	—

Net loss	$(11,655)

Basic and diluted loss per share	$(0.02)

Basic and diluted weighted average common shares outstanding	680,000

* Restated for 1:18.38 reverse common stock split (see Note 4)

See accompanying notes to financial statements

BLASTGARD TECHNOLOGIES, INC.

(Formerly Blastgard International, Inc.)

(A Development Stage Company)

Statement of Changes in Shareholders’ Equity

	Common Stock			Additional Paid-In Capital	Deficit Accumulated During Development Stage	Total
	Shares		Par Value
Balance at September 26, 2003 (inception)	—		$—	$—	$—	$—
September 2003, stock issued to officers in exchange for services (Note 2)	680,000	*	680	11,820	—	12,500
Net loss	—		—	—	(11,655)	(11,655)

Balance at December 31, 2003	680,000		$680	$11,820	$(11,655)	$845

*	Restated for 1:18.38 reverse common stock split (see Note 4)

See accompanying notes to financial statements

BLASTGARD TECHNOLOGIES, INC.

(Formerly Blastgard International, Inc.)

(A Development Stage Company)

Statements of Cash Flows

September 26, 2003 (Inception) Through December 31, 2003

Cash flows from operating activities:
Net loss	$(11,655)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation (Note 2)	12,500
Changes in operating assets and liabilities:
Accounts payable and accruals	4,000
Indebtedness to related party (Note 2)	470

Net cash used in operating activities	5,315
Cash flows from investing activities:
Payments for deferred costs	(4,485)

Net cash used in investing activities	(4,485)

Net change in cash	830
Cash, beginning of period	—

Cash, end of period	$830

Supplemental disclosure of cash flow information:
Cash paid for:
Income taxes	$—

Interest	$—

See accompanying notes to financial statements

BLASTGARD TECHNOLOGIES, INC.

(Formerly Blastgard International, Inc.)

(A Development Stage Company)

Notes to Financial Statements

(1) Organization, Basis of Presentation, and Summary of Significant Accounting Policies

Organization and Basis of Presentation

Blastgard Technologies, Inc. (the “Company” or “BTI”) was incorporated on September 26, 2003 in the State of Florida to design and market proprietary blast mitigation materials. The Company has applied for a patent related to its BlastWrap® technology, which the Company plans to market as an effective method to mitigate blasts and suppress flash fires resulting from explosions. The Company intends to sub-contract the manufacturing of potential products to licensed and qualified production facilities.

The Company is a development stage enterprise in accordance with Statement of Financial Accounting Standard (SFAS) No. 7.

On January 31, 2004, the Company entered into an Agreement and Plan of Reorganization with OPUS Resource Group, Inc. (“OPUS”), a Colorado corporation (see Note 4).

Inherent in the Company’s business are various risks and uncertainties, including its limited operating history, historical operating losses, and dependence upon strategic alliances. The Company’s future ability to continue as a going concern will be dependent upon its ability to develop and market its proprietary blast mitigation materials and the Company’s ability to develop and provide new products that meet customers’ changing requirements on a timely and cost-effective basis.

The Company plans to raise capital through the sale of its common stock. There can be no assurance, however, that additional financing will be available when needed or on terms acceptable to the Company. There can be no assurance that the Company will be able to continue as a going concern, obtain adequate capital through the sale of its stock, or achieve material revenues and profitable operations.

Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments with original maturities of three months or less when acquired to be cash equivalents. The Company had no cash equivalents at December 31, 2003.

Deferred Costs

Deferred costs consist of costs incurred to apply for patents and trademarks. Costs incurred to acquire patents and trademarks that have not been granted are reported as deferred costs. If a patent or trademark application is denied or expires, the costs incurred are charged to operations in the year the application is denied or expires. Amortization commences once a patent or trademark is granted.

BLASTGARD TECHNOLOGIES, INC.

(Formerly Blastgard International, Inc.)

(A Development Stage Company)

Notes to Financial Statements

Impairment of Long-Lived Assets

The Company evaluates the carrying value of its long-lived assets under the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Statement No. 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets’ carrying amount. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying value or fair value, less costs to sell.

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the recorded book basis and the tax basis of assets and liabilities for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes are also recognized for operating losses that are available to offset future taxable income and tax credits that are available to offset future federal income taxes.

Financial Instruments

The carrying amounts of cash, accounts payable and other accrued liabilities approximate fair value due to the short-term maturity of the instruments.

Stock-based Compensation

The Company accounts for stock-based employee compensation arrangements in accordance with Accounting Principles Board (“APB”) Opinion 25, “Accounting for Stock Issued to Employees” and complies with the disclosure provisions of SFAS No. 123, “Accounting for Stock-Based Compensation.” Under APB No. 25, compensation expense is based on the difference, if any, on the date of grant, between the fair value of the Company’s stock and the exercise price. The Company accounts for stock issued to non-employees in accordance with the provisions of SFAS No. 123. SFAS 123 requires the fair value based method of accounting for stock issued to non-employees in exchange for services.

Companies that elect to use the method provided in APB 25 are required to disclose pro forma net income and pro forma earnings per share information that would have resulted from the use of the fair value based method. The Company has elected to continue to determine the value of stock-based compensation arrangements under the provisions of APB 25. Pro forma disclosures have been included in Note 5.

Loss per common share

Basic earnings per share is computed by dividing income available to common shareholders (the numerator) by the weighted-average number of common shares (the denominator) for the period. The computation of diluted earnings per share is similar to basic earnings per share, except that the

BLASTGARD TECHNOLOGIES, INC.

(Formerly Blastgard International, Inc.)

(A Development Stage Company)

Notes to Financial Statements

denominator is increased to include the number of additional common shares that would have been outstanding if potentially dilutive common shares had been issued. At December 31, 2003, there was no variance between basic and diluted loss per share as there were no potentially dilutive common equivalents outstanding.

(2) Related Party Transactions

On September 26, 2003, the Company issued 12,500,000 shares (680,000 post-split) of its common stock to its officers and directors in exchange for administrative services and the patent-pending BlastWrap® technology. The Company’s common stock had no market value on the transaction date; therefore the transaction was valued at the fair value of the services totaling $12,500, or $.001 per share.

On September 29, 2003, the Company signed a License Agreement with Blastgard, Inc. (“BGI”), an affiliated corporation under common control. BGI paid the Company a $5,000 non-refundable license fee as part of the agreement. Because BGI could not meet the funding requirements of the agreement, the agreement was terminated in December 2003.

During the period ended December 31, 2003, an officer paid expenses on behalf of the Company totaling $470. The $470 was not repaid as of December 31, 2003 and is included in the accompanying condensed financial statements as “Indebtedness to related party”.

(3) Income Taxes

A reconciliation of U.S. statutory federal income tax rate to the effective rate follows for the period ended December 31, 2003 follows:

U.S. statutory federal rate, graduated	15.00%
State income tax rate, net of federal	4.68%
Net operating loss (NOL) for which no tax benefit is currently available	-19.68%

0.00%

At December 31, 2003, deferred tax assets consisted of a net tax asset of $2,293, due to operating loss carryforwards of $11,655, which was fully allowed for, in the valuation allowance of $2,293. The valuation allowance offsets the net deferred tax asset for which there is no assurance of recovery. The change in the valuation allowance for the period ended December 31, 2003 totaled $2,293. The current tax benefit also totaled $2,293 for the period ended December 31, 2003. The net operating loss carryforward expires through the year 2023.

The valuation allowance will be evaluated at the end of each year, considering positive and negative evidence about whether the deferred tax asset will be realized. At that time, the allowance will either be increased or reduced; reduction could result in the complete elimination of the allowance if positive evidence indicates that the value of the deferred tax assets is no longer impaired and the allowance is no longer required.

BLASTGARD TECHNOLOGIES, INC.

(Formerly Blastgard International, Inc.)

(A Development Stage Company)

Notes to Financial Statements

Should the Company undergo an ownership change as defined in Section 382 of the Internal Revenue Code, the Company’s tax net operating loss carryforwards generated prior to the ownership change will be subject to an annual limitation, which could reduce or defer the utilization of these losses.

(4) Subsequent Events

Reverse stock split

On January 9, 2004, the Company’s Board of Directors declared a 1 for 18.38 reverse split of its $.001 par value common stock. The stock split reduced the number of common shares outstanding from 12,500,000 to 680,000.

Common stock sales

During January 2004, the Company sold 320,000 shares (post-split) of its common stock to investors for $320, $.001 per share. Following the stock sales, the Company had 1,000,000 common shares issued and outstanding.

Commitment

In January 2004, the Company entered into an operating lease for an operating facility with office and warehouse space. The lease commences January 1, 2004 and terminates on May 31, 2004. Future minimum lease payments under the operating lease for 2004 are approximately $6,000.

Agreement and Plan of Reorganization

On January 31, 2004, BTI entered into an Agreement and Plan of Reorganization (the “Agreement”) with OPUS Resource Group, Inc. Under the terms of the Agreement, OPUS agreed to acquire all of the issued and outstanding common stock of BTI in exchange for 91,000,000 (post-split) shares of OPUS’s common stock. The acquisition has been treated as a reverse acquisition whereby OPUS is considered the legal surviving entity. Costs of the transaction have been charged to the period.

OPUS RESOURCE GROUP, INC.

(Formerly OPUS Media Group, Inc.)

(A Development Stage Company)

Pro Forma Condensed, Combined Financial Information

(Unaudited)

The following unaudited Pro Forma Condensed, Combined Balance Sheet gives effect to the acquisition of Blastgard Technologies, Inc. (“BTI”) and OPUS Resource Group, Inc. (“OPUS”) as if the acquisition occurred at December 31, 2003. BTI is considered the surviving entity.

The unaudited Pro Forma Condensed, Combined Balance Sheet should be read in conjunction with the notes to the unaudited Pro Forma Condensed, Combined Balance Sheet and the separate audited financial statements and notes thereto of each of the companies included in the pro forma as of their respective balance sheet dates and for the period ended December 31, 2003 for BTI, the year ended December 31, 2003 for OPUS.

The unaudited Pro Forma Condensed, Combined Balance Sheet has been prepared for informational purposes only and does not purport to be indicative of the results of operations that actually would have occurred if the acquisition had been consummated at December 31, 2003. Furthermore, the unaudited Pro Forma Condensed Balance Sheet does not reflect changes that may have occurred as the result of post-acquisition activities and other matters.

			Pro Forma
	BTI	OPUS	Adjustments		Combined
Cash	$830	$—	$320	1	$1,150
Property and equipment, net	—	2,149	—		2,149
Deferred costs	4,485	62,500	—		66,985

Total assets	$5,315	$64,649	$320		$70,284

Accounts payable and accruals	$4,000	$345,926	$—		$349,926
Indebtedness to related party	470	21,641	—		22,111
Notes payable	—	375,000	—		375,000
Accrued interest payable	—	14,474	—		14,474

Total liabilities	4,470	757,041	—		761,511

Common stock	680	3,543	90,320	1	94,543
Options and warrants	—	516,558	—		516,558
Additional paid-in capital	11,820	3,657,891	(5,022,884)	1	(1,353,173)
Retained deficit	(11,655)	(4,870,384)	4,932,884	1	50,845

Total equity	845	(692,392)	320		(691,227)

Total liabilities and equity	$5,315	$64,649	$320		$70,284

OPUS RESOURCE GROUP, INC.

(Formerly OPUS Media Group, Inc.)

(A Development Stage Company)

Pro Forma Condensed, Combined Financial Information

(Unaudited)

The following unaudited Pro Forma Condensed, Combined Statement of Operations give effect to the acquisition of BTI and OPUS as if the acquisition occurred at the beginning of the period presented. BTI is the surviving entity.

The unaudited Pro Forma Condensed, Combined Statement of Operations should be read in conjunction with the notes to the unaudited Pro Forma Condensed, Combined Statement of Operations and the separate audited financial statements and notes thereto of each of the companies included in the pro forma as of their respective balance sheet dates and for the period ended December 31, 2003 for BTI, the year ended December 31, 2003 for OPUS.

The unaudited Pro Forma Condensed, Combined Statement of Operations has been prepared for informational purposes only and does not purport to be indicative of the results of operations that actually would have occurred if the acquisition and acquisition had been consummated at the beginning of the period presented, nor of results to be expected in the future. Furthermore, the unaudited Pro Forma Condensed Statement of Operations does not reflect changes that may have occurred as the result of post-acquisition activities and other matters.

PRO FORMA CONDENSED, COMBINED STATEMENT OF OPERATIONS

(Unaudited)

For the Year Ended December 31, 2003

			Pro Forma
	BTI	OPUS	Adjustments	Combined
Revenue	$5,000	$164	$—	$5,164

Stock-based compensation	12,500	178,100	—	190,600
General and administrative	4,155	220,703	—	224,858
Other operating expenses	—	315,447	—	315,447
Interest income	—	(20)	—	(20)
Interest expense	—	79,152	—	79,152

Net income (loss)	$(11,655)	$(793,218)	$—	$(804,873)

Net income (loss) per share, basic and diluted	$(0.02)	$(0.24)		$(0.01)

Basic and diluted weighted average common shares outstanding	680,000	3,255,298		94,542,937

OPUS RESOURCE GROUP, INC.

(Formerly OPUS Media Group, Inc.)

(A Development Stage Company)

Pro Forma Condensed, Combined Financial Information

(Unaudited)

Reverse Acquisition

On January 31, 2004, BTI entered into an Agreement and Plan of Reorganization (the “Agreement”) with OPUS Resource Group, Inc. Under the terms of the Agreement, OPUS agreed to acquire all of the issued and outstanding common stock of BTI in exchange for 91,000,000 (post-split) shares of OPUS’s common stock. The acquisition has been treated as a reverse acquisition whereby OPUS is considered the legal surviving entity. Costs of the transaction have been charged to the period.

Assumptions

1.	Adjustment to reflect 91,000,000 million shares of BTI common stock outstanding prior to the reverse acquisition; and the issuance of 3,542,937 shares of BTI common stock to acquire the net liabilities ($754,892) of OPUS.

2.	Adjustment to reflect the BTI common shares sold prior to the reverse acquisition.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Articles of Incorporation and Bylaws provided that the Company may indemnify a controlling person, officer or director from liability for acting in such capacities, to the full extent permitted by the law of the State of Colorado. The Articles of Incorporation further provide that, to the full extent permitted by the Colorado Business Corporation Act, as the same exists or may hereafter be amended, a director or officer of the Company shall not be liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director or officer.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated expenses in connection with the issuance and distribution of the securities being registered, other than underwriting compensation, are:

SEC filing fee for Registration Statement:	$750
Accounting Fees	$5,000
Legal Fees and Expenses	$15,000
Miscellaneous	$5,000
Total:	$25,750

All of the expenses above have been or will be paid by the Company.

RECENT SALES OF UNREGISTERED SECURITIES

Set forth below is information regarding the issuance and sales of securities of the Company without registration within the past three fiscal years. Also included is information concerning transactions during the current fiscal year:

1. In January 2002, the Company sold 173,333 shares of its restricted common stock to two investors, with gross proceeds to the Company of $130,000. The Company believes this private placement was exempt from registration under Section 4(2) and Rule 506 of the Securities Act of 1933. The transaction did not involve a public offering, no sales commissions were paid, and a restrictive legend will be placed on each certificate evidencing the shares.

2. On February 5, 2002, the Company acquired 100% of the issued and outstanding common stock of ToolTrust Corporation, a Nevada corporation, in exchange for an aggregate of 20,000,000 shares of the Company’s common stock pursuant to an Agreement and Plan of Reorganization dated October 19, 2001. On May 9, 2002, the Company entered into share exchange agreements with certain former shareholders of the subsidiaries of Tooltrust (ClearDialog and LocalToolbox), who were parties to the reorganization. Pursuant to the share exchanges, the former shareholders are deemed to have reacquired their shares of ClearDialog and LocalToolbox in exchange for 9,300,000 shares of the Company’s common stock. As a result of the transactions, ToolTrust no longer owns ClearDialog and LocalToolbox, and the Company issued up to 10,000,000 shares of its common stock to ToolTrust shareholders pursuant to the Reorganization. The transactions did not involve a public offering, no sales commissions were paid, and a restrictive legend was placed on each certificate evidencing the shares. The Company believes that these transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

3. In May 2002, the Company sold 1,000,000 shares of its restricted common stock to one person, with gross proceeds to the Company of $500,000. The Company believes this private placement was exempt from registration under Section 4(2) and Rule 506 of the Securities Act of 1933. The transaction did not involve a public offering, no sales commissions were paid, and a restrictive legend was placed on each certificate evidencing the shares.

4. In October 2002, the Company engaged SBI Securities, Inc. to serve as a financial advisor to the Company for six months, and the Company issued 500,000 shares of its restricted common stock as consideration. The Company believes this private placement was exempt from registration under Section 4(2) of the Securities Act of 1933. The transaction did not involve a public offering, no sales commissions were paid, and a restrictive legend was placed on each certificate evidencing the shares.

5. On March 25, 2003, the Company issued 3,000,000 shares of its restricted common stock to Joseph R. King, a former director of the Company, for services rendered. The market value of the common stock on the transaction date was $.012 per share, resulting in stock-based compensation expense of $36,000. The Company believes this transaction was exempt from registration under Section 4(2) of the Securities Act of 1933. The transaction did not involve a public offering, no sales commissions were paid, and a restrictive legend was placed on each certificate evidencing the shares.

6. On March 25, 2003, the Company issued 8,000,000 shares of its restricted common stock to three persons in exchange for services. The market value of the common stock on the transaction date was $.012 per share. Stock-based compensation expense of $96,000 was recognized in the accompanying condensed financial statements for the three months ended March 31, 2003. The Company believes these transactions were exempt from registration under Section 4(2) of the Securities Act of 1933. The transactions did not involve a public offering, no sales commissions were paid, and a restrictive legend was placed on each certificate evidencing the shares.

7. On March 25, 2003, the Company issued 5,000,000 shares of its restricted common stock to one entity in exchange for marketing rights. The market value of the common stock on the transaction date was $.012 per share. Marketing rights fees of $60,000 were recognized in the accompanying condensed financial statements for the three months ended March 31, 2003. The Company believes this transaction was exempt from registration under Section 4(2) of the Securities Act of 1933. The transaction did not involve a public offering, no sales commissions were paid, and a restrictive legend was placed on each certificate evidencing the shares.

8. In June 2003, the Company issued 1,500,000 shares of its restricted common stock to Localtoolbox Corporation pursuant to a settlement agreement dated May 9, 2002. The Company believes this transaction was exempt from registration under Section 4(2) of the Securities Act of 1933. The transaction did not involve a public offering, no sales commissions were paid, and a restrictive legend was placed on the certificate evidencing the shares.

9. In January 2004, the Company issued an aggregate of 1,187,300 shares of its restricted common stock to five persons in settlement of outstanding debt (745,250 shares issued in settlement of outstanding salary and consulting fees, and 442,050 shares issued in settlement of outstanding loans, expenses and interest. Included in these were shares issued to Robert P. Gordon, an officer and director of the Company at that time (130,000 shares were issued in settlement of $13,000 in accrued salary and 72,000 shares were issued in settlement of $7,200 in accrued rent expense); and Paul W. Henry, a director of the Company at that time (330,000 shares were issued in settlement of $33,000 in accrued consulting fees). The Company believes these transactions were exempt from registration under Section 4(2) of the Securities Act of 1933. The transactions did not involve a public offering, no sales commissions were paid, and a restrictive legend was placed on the certificates evidencing the shares.

10. On January 31, 2004, the Company acquired 100% of the issued and outstanding common stock of BlastGard Technologies, Inc, a Florida corporation (“BTI”), from the nine shareholders of BTI in exchange for an aggregate of 91,000,000 shares of the Company’s common stock pursuant to an Agreement and Plan of Reorganization. The Company believes this private placement was exempt from registration under Section 4(2) of the Securities Act of 1933. The transaction did not involve a public offering, no sales commissions were paid, and a restrictive legend was placed on each certificate evidencing the shares.

11. In February 2004, the Company sold 1,000,000 shares of its restricted common stock to five investors, with gross proceeds to the Company of $200,000. The Company believes this private placement was exempt from registration under Section 4(2) of the Securities Act of 1933. The transaction did not involve a public offering, no sales commissions were paid, and a restrictive legend was placed on each certificate evidencing the shares.

In January 2004, former management caused the Company to issue an aggregate of 1,187,300 shares of its restricted common stock to five persons in settlement of outstanding debt (745,250 shares issued in settlement of outstanding salary and consulting fees, and 442,050 shares issued in settlement of outstanding loans, expenses and interest. Included in these were shares issued to Robert P. Gordon, an officer and director of the Company at that time (130,000 shares were issued in settlement of $13,000 in accrued salary and 72,000 shares were issued in settlement of $7,200 in accrued rent expense); and Paul W. Henry, a director of the Company at that time (330,000 shares were issued in settlement of $33,000 in accrued consulting fees). The Company believes these transactions were exempt from registration under Section 4(2) of the Securities Act of 1933. The transactions did not involve a public offering, no sales commissions were paid, and a restrictive legend was placed on the certificates evidencing the shares.

On January 31, 2004, the Company acquired 100% of the issued and outstanding common stock of BlastGard Technologies, Inc, a Florida corporation (“BTI”), from the nine shareholders of BTI in exchange for an aggregate of 91,000,000 shares of the Company’s common stock pursuant to an Agreement and Plan of Reorganization. The Company believes this transaction was exempt from registration under Section 4(2) of the Securities Act of 1933. The transaction did not involve a public offering, no sales commissions were paid, and a restrictive legend was placed on each certificate evidencing the shares.

In February 2004, the Company sold 1,000,000 shares of its restricted common stock to five investors, with gross proceeds to the Company of $200,000. The Company believes this private placement was exempt from registration under Section 4(2) of the Securities Act of 1933. The transaction did not involve a public offering, no sales commissions were paid, and a restrictive legend was placed on each certificate evidencing the shares.

On March 31, 2004, the Company effected a 5:1 reverse split of the outstanding common stock. Pursuant to the reverse split: 1) every five outstanding pre-split shares were exchanged for one post-split share; 2) fractional shares created as a result of the reverse-split were rounded up to the nearest whole share; 3) the number of shares authorized remained 100,000,000; and 4) the par value per share remained $.001.

During the quarter ending June 30, 2004, the Company sold 629,367 shares of its restricted common stock to thirty four investors, with gross proceeds to the Company of $944,050. The Company believes this private placement was exempt from registration under Section 4(2) of the Securities Act of 1933. The transaction did not involve a public offering, no sales commissions were paid, and a restrictive legend was placed on each certificate evidencing the shares.

On May 25, 2004, the Company entered into an agreement with Prisma Capital Markets, LLC, appointing Prisma as an exclusive distributor of the Company’s products in Kuwait. Prisma also agreed to arrange for, and pay the costs and expenses related to, the testing and demonstration of the Company’s products in Kuwait, in exchange for 300,000 shares of restricted common stock of the Company. The Company also granted Prisma warrants entitling Prisma to purchase up to 4,401,720 shares of Common Stock of the Company at an exercise price of $2.062 per share, which would be exercisable only upon Prisma’s meeting various sales goals totaling $30,000,000 in sales. The Company believes this transaction was exempt from registration under Section 4(2) of the Securities Act of 1933. The transaction did not involve a public offering, no sales commissions were paid, and a restrictive legend was placed on each certificate evidencing the securities. In July 2004, the Company notified Prisma that the agreement was cancelled due to Prisma’s failure to arrange for the testing of the Company’s products in Kuwait, and demanded the return of the certificates representing the common stock and the warrants. The Company has subsequently been dealing directly with the U.S. Military and U.S. Embassy in Kuwait and has successfully arranged for the testing and demonstration of the Company’s products at a U.S. test range in Kuwait in October 2004.

During the quarter ending September 30, 2004, the Company sold 128,834 shares of its restricted common stock to twelve investors, with gross proceeds to the Company of $193,250.50. The Company believes this private placement was exempt from registration under Section 4(2) of the Securities Act of 1933. The transaction did not involve a public offering, no sales commissions were paid, and a restrictive legend was placed on each certificate evidencing the shares.

LIST OF EXHIBITS

Exhibit No.	Description

2.4	Agreement and Plan of Reorganization dated January 31, 2004, by and among the Registrant, BlastGard Technologies, Inc., (“BTI”) and the shareholders of BTI. (Incorporated by reference to Exhibit 2.4 to the Company’s current report on Form 8-K dated January 31, 2004.)

3.7	The Company’s Articles of Incorporation, as amended and currently in effect. (Incorporated by reference to Exhibit 3.7 to the Company’s quarterly report on Form 10-QSB dated March 31, 2004).

3.8	The Company’s Bylaws, as amended and currently in effect. (Incorporated by reference to Exhibit 3.8 to the Company’s quarterly report on Form 10-QSB dated March 31, 2004).

4.01	Subscription Agreement between the Company and the named investors dated December 2, 2004. (Incorporated by reference to exhibit 4.01 of the current report on Form 8-K filed December 3, 2004.)

4.02	Form of Secured Convertible Note issued to the named investors. (Incorporated by reference to exhibit 4.02 of the current report on Form 8-K filed December 3, 2004.)

4.03	Form of Class A Common Stock Purchase Warrant. (Incorporated by reference to exhibit 4.03 of the current report on Form 8-K filed December 3, 2004.)

4.04	Form of Class B Common Stock Purchase Warrant. (Incorporated by reference to exhibit 4.04 of the current report on Form 8-K filed December 3, 2004.)

4.05	Form of Common Stock Purchase Warrant issued to Andrew Garrett, Inc. (Placement Agent). (Incorporated by reference to exhibit 4.05 of the current report on Form 8-K filed December 3, 2004.)

4.06	Security and Pledge Agreement between the Company and Barbara Mittman as collateral agent for the named investors dated December 2, 2004. (Incorporated by reference to exhibit 4.06 of the current report on Form 8-K filed December 3, 2004.)

4.07	Security and Pledge Agreement between BlastGard Technologies, Inc. and Barbara Mittman as collateral agent for named investors dated December 2, 2004. (Incorporated by reference to exhibit 4.07 of the current report on Form 8-K filed December 3, 2004.)

4.08	Collateral Agent Agreement among the Company, Barbara Mittman (the collateral agent) and the named investors dated December 2, 2004. (Incorporated by reference to exhibit 4.08 of the current report on Form 8-K filed December 3, 2004.)

4.09	Guaranty Agreement between BlastGard Technologies, Inc. and Barbara Mittman as collateral agent for named investors dated December 2, 2004. (Incorporated by reference to exhibit 4.09 of the current report on Form 8-K filed December 3, 2004.)

5.5	Legal opinion of Futro & Associates, P.C. (Filed herewith).

10.9	IDMedical.com, Inc. 2002 Stock Plan (Incorporated by reference to Exhibit 10.9 of the Company’s Registration Statement on Form S-8, SEC File No. 333-84002, filed March 8, 2002).

10.12	Amendment dated March 24, 2004, to the IDMedical.com, Inc. 2002 Stock Plan. (Incorporated by reference to Exhibit 10.12 of the Company’s Registration Statement on Form S-8, SEC File No. 333-113994 filed March 29, 2004.)

10.13	Employment Agreement with James F. Gordon dated January 31, 2004. (Incorporated by reference to Exhibit 10.13 to the Company’s quarterly report on Form 10-QSB dated March 31, 2004).

10.14	Employment Agreement with Michael J. Gordon dated January 31, 2004. (Incorporated by reference to Exhibit 10.14 to the Company’s quarterly report on Form 10-QSB dated March 31, 2004).

10.15	Employment Agreement with John L. Waddell, Jr. dated January 31, 2004. (Incorporated by reference to Exhibit 10.15 to the Company’s quarterly report on Form 10-QSB dated March 31, 2004).

23.8	Consent of auditors, Cordovano & Honeck, P.C. (Filed herewith.)

23.9	Consent of counsel, Futro & Associates, P.C. (Incorporated by reference to Exhibit 5.5.)

UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) To include any additional or changed material information on the plan of distribution.

(2) For the purpose of determining any liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering.

(3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the termination of the offering.

(b) The undersigned Registrant, hereby requesting acceleration of the effective date of the registration statement under Rule 461 under the Securities Act, hereby undertakes to include the following:

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of the expenses incurred or paid by a director, officer, or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the Securities Act of 1933, the company certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Clearwater, State of Florida, on December 20, 2004.

BLASTGARD INTERNATIONAL, INC.

By:	/s/ James F. Gordon
James F. Gordon, Chief Executive Officer

By:	/s/ Michael J. Gordon
Michael J. Gordon, Chief Financial Officer

In accordance with the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Name	Title	Date

/s/ James F. Gordon James F. Gordon	Director	December 20, 2004

/s/ Michael J. Gordon Michael J. Gordon	Director	December 20, 2004

/s/ John L. Wadell, Jr. John L. Wadell, Jr.	Director	December 20, 2004

EXHIBIT INDEX

Exhibit No.	Description

2.4	Agreement and Plan of Reorganization dated January 31, 2004, by and among the Registrant, BlastGard Technologies, Inc., (“BTI”) and the shareholders of BTI. (Incorporated by reference to Exhibit 2.4 to the Company’s current report on Form 8-K dated January 31, 2004.)

3.7	The Company’s Articles of Incorporation, as amended and currently in effect. (Incorporated by reference to Exhibit 3.7 to the Company’s quarterly report on Form 10-QSB dated March 31, 2004).

3.8	The Company’s Bylaws, as amended and currently in effect. (Incorporated by reference to Exhibit 3.8 to the Company’s quarterly report on Form 10-QSB dated March 31, 2004).

4.01	Subscription Agreement between the Company and the named investors dated December 2, 2004. (Incorporated by reference to exhibit 4.01 of the current report on Form 8-K filed December 3, 2004.)

4.02	Form of Secured Convertible Note issued to the named investors. (Incorporated by reference to exhibit 4.02 of the current report on Form 8-K filed December 3, 2004.)

4.03	Form of Class A Common Stock Purchase Warrant. (Incorporated by reference to exhibit 4.03 of the current report on Form 8-K filed December 3, 2004.)

4.04	Form of Class B Common Stock Purchase Warrant. (Incorporated by reference to exhibit 4.04 of the current report on Form 8-K filed December 3, 2004.)

4.05	Form of Common Stock Purchase Warrant issued to Andrew Garrett, Inc. (Placement Agent). (Incorporated by reference to exhibit 4.05 of the current report on Form 8-K filed December 3, 2004.)

4.06	Security and Pledge Agreement between the Company and Barbara Mittman as collateral agent for the named investors dated December 2, 2004. (Incorporated by reference to exhibit 4.06 of the current report on Form 8-K filed December 3, 2004.)

4.07	Security and Pledge Agreement between BlastGard Technologies, Inc. and Barbara Mittman as collateral agent for named investors dated December 2, 2004. (Incorporated by reference to exhibit 4.07 of the current report on Form 8-K filed December 3, 2004.)

4.08	Collateral Agent Agreement among the Company, Barbara Mittman (the collateral agent) and the named investors dated December 2, 2004. (Incorporated by reference to exhibit 4.08 of the current report on Form 8-K filed December 3, 2004.)

4.09	Guaranty Agreement between BlastGard Technologies, Inc. and Barbara Mittman as collateral agent for named investors dated December 2, 2004. (Incorporated by reference to exhibit 4.09 of the current report on Form 8-K filed December 3, 2004.)

5.5	Legal opinion of Futro & Associates, P.C. (Filed herewith).

10.9	IDMedical.com, Inc. 2002 Stock Plan (Incorporated by reference to Exhibit 10.9 of the Company’s Registration Statement on Form S-8, SEC File No. 333-84002, filed March 8, 2002).

10.12	Amendment dated March 24, 2004, to the IDMedical.com, Inc. 2002 Stock Plan. (Incorporated by reference to Exhibit 10.12 of the Company’s Registration Statement on Form S-8, SEC File No. 333-113994 filed March 29, 2004.)

10.13	Employment Agreement with James F. Gordon dated January 31, 2004. (Incorporated by reference to Exhibit 10.13 to the Company’s quarterly report on Form 10-QSB dated March 31, 2004).

10.14	Employment Agreement with Michael J. Gordon dated January 31, 2004. (Incorporated by reference to Exhibit 10.14 to the Company’s quarterly report on Form 10-QSB dated March 31, 2004).

10.15	Employment Agreement with John L. Waddell, Jr. dated January 31, 2004. (Incorporated by reference to Exhibit 10.15 to the Company’s quarterly report on Form 10-QSB dated March 31, 2004).

23.8	Consent of auditors, Cordovano & Honeck, P.C. (Filed herewith.)

23.9	Consent of counsel, Futro & Associates, P.C. (Incorporated by reference to Exhibit 5.5.)